Dated 30 September 2016

FOREX CAPITAL MARKETS L.L.C.
and
FX PUBLICATIONS, INC.

ASSET PURCHASE AGREEMENT
relating to the sale and purchase of the assets of the DailyFX business of Forex Capital Markets L.L.C.

Linklaters

Linklaters LLP
One Silk Street
London EC2Y 8HQ

Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Ref L-251468

Asset Purchase Agreement
This Agreement is made on 30 September 2016 between:

(1)	Forex Capital Markets L.L.C. a company incorporated in Delaware whose registered office is at 55 Water Street, 50th floor, New York, NY 10041, United States (the “Seller”); and

(2)	FX Publications, Inc. a company incorporated in Delaware whose registered office is at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (the “Purchaser”),
(each a “party” and together the “parties”).
Whereas:

(A)	The Seller has agreed to sell the Business Assets and to assume the obligations imposed on the Seller under and subject to the terms and conditions of this Agreement.

(B)	The Purchaser has agreed to purchase the Business Assets and to assume the obligations imposed on the Purchaser under and subject to the terms and conditions of this Agreement.
It is agreed as follows:

1	Interpretation
In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 shall apply.

1.1	Definitions
“Accounts” means the DailyFX Converted Account Information relating to the Business provided by the Seller to the Purchaser for the period commencing 1 January 2014 and ending on the Accounts Date and which is included in the Data Room;
“Accounts Date” means 15 September 2016;
“Additional French Employees” means any France-based employee who, pursuant to Clause 2.2.2, is added to the list of Relevant Employees contained in Part 5 of Annex A to Schedule 2;
“Advertising Agreement” means the agreement between the Seller and the Purchaser, in the agreed form, in respect of the use by the Seller for a term of three years immediately following Closing of the English language dailyfx.com website for recruitment of U.S.-resident foreign exchange clients for an annual fee and entered into on Closing;
“Affiliate” means, in relation to any person, any joint venture in which that person is a shareholder, any subsidiary, subsidiary undertaking, holding company or parent undertaking of that person and any subsidiary or subsidiary undertaking of any such holding company or parent undertaking;
“Agreement” means this agreement as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance hereto;
“Anti-Corruption Law” means:

(i)	the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997;

(ii)	the Foreign Corrupt Practices Act of 1977 of the U.S., as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time;

(iii)	the United Kingdom Bribery Act 2010; and

(iv)
any other applicable law (including: any (a) statute, ordinance, rule or regulation; (b) order of any court, tribunal or any other judicial body; and (c) rule, regulation, guideline or order of any public body, or any other administrative requirement) which:

(a)	prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; and/or

(b)
is broadly equivalent to the Foreign Corrupt Practices Act of 1977 of the U.S. (as amended as per the above) and/or the above United Kingdom laws or was intended to enact the provisions of the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions, 1997, or which has as its objective the prevention of corruption, in each case, of jurisdictions in which the relevant part of the Business was carried on before Closing;
“Assumed Liabilities” means the Liabilities of the Seller (other than the Excluded Liabilities) to be assumed by the Purchaser under and pursuant to Clause 2.1.4 and “Assumed Liability” means any one of them;
“Aweber Account” means the Aweber account of the Business including the newsletter subscription list but excluding any FXCM Customers as at immediately before Closing;
“Basic Evergreen Training Materials” means any Evergreen Training Materials which are not canonical link URLs and which do not rank for search engine optimisation purposes (including the DailyFX University – Freshman Year and Introduction to Forex News Trading materials);
“Business” means the business of DailyFX carried on by the Seller immediately before Closing;
“Business Assets” means the several assets to be sold by the Seller to the Purchaser under this Agreement and listed in Clause 2.1.2 of this Agreement, but excluding the Excluded Assets;
“Business Day” means a day, which is not a Saturday or a Sunday, on which banks in the City of London and Chicago, IL, U.S. are generally open for business;
“Business IPR” means all Intellectual Property Rights which in the two years immediately before Closing have been used by the Seller predominantly in or for the benefit of the Business, including all Intellectual Property Rights in respect of the Chinese Language Mobile Application, the Content Library, the Content Management System, the List of Leads, the Logo and Brand, the Social Media Accounts, the Source Code and the Transferring Domain Names and those Intellectual Property Rights details of which are set out in Schedule 1;

“Business Know-how” means all rights and interest held by the Seller in Know-how (whether as owner, licensee or otherwise), which in the two years immediately before Closing has been used in relation to the Business;
“China-based Relevant Employees” means the employees who are listed as China-based employees in Part 1 of Annex A to Schedule 2;
“China Newco” means the entity to be established by the Purchaser’s Group in China with the purpose of facilitating the conduct of the Business;
“Chinese Language Mobile Application” means the DailyFX application available on Apple and/or Android operating systems;
“Claim” means any claim made by the Purchaser for breach of this Agreement (including a Warranty Claim, Fundamental Warranty Claim, Tax Warranty Claim, Tax Claim and Indemnity Claim);
“Closing” means the completion of the sale and purchase of the Business Assets pursuant to and in accordance with Clause 6.1.1 of this Agreement;
“Closing Date” means the date of Closing;
“Code” means the U.S. Internal Revenue Code of 1986, as amended;
“Confidentiality Agreement” means the confidentiality agreement dated 20 May 2016 between FXCM, Inc. and IG Markets Limited pursuant to which the parties thereto made available certain confidential information relating to the Business;
“Content Library” means the original articles, videos, research, webinars and news produced by the Seller’s Group for the Business, including the Trading Guides;
“Content Management System” means the content management system of the Business;
“DailyFX” means the foreign exchange specialised website owned by the Seller and trading under the DailyFX name providing news, market analysis and technical analysis in all major foreign exchange markets globally;
“DailyFX Client Losses” means the net of the gains and losses generated by the relevant clients’ open and closed positions at a point in time;
“DailyFX Converted Account Information” means information relating to:

(i)	DailyFX site traffic;

(ii)	DailyFX Leads;

(iii)	DailyFX first trades; and

(iv)	DailyFX Client Losses;
“DailyFX Leads” any person or legal entity who has provided an email address or telephone number through DailyFX and includes details of the location of the relevant person or legal entity, the DailyFX forum through which the email address or telephone number has been provided and the date on which such email address or telephone number was provided, but excluding FXCM Customers;

“Data Protection Authority” means any body responsible for enforcing Data Protection Legislation;
“Data Protection Legislation” means any legislation in force in any part of the world which regulates the protection of data and privacy and which is applicable to the Seller in respect of the Business, including any federal and state legislation in the U.S.;
“Data Room” means the electronic data room as at 29 September 2016 administered by Biscom Secure File Transfer with the project name of “Broadway” containing documents and information relating to the Business made available by the Seller online at https://dl.fxcorporate.com/bds/Main.do, the contents of which are contained on the Data Room Disc and which are listed in an index thereon;
“Data Room Disc” means the CD-ROM containing the contents of the Data Room and an index listing such contents provided by the Seller to the Purchaser as soon as reasonably practicable following the date of this Agreement;
“Disclosed” means fairly disclosed in the Disclosure Letter in sufficient detail to allow a third party to identify the nature and scope of the matters disclosed;
“Disclosure Letter” means the letter dated on the same date as this Agreement from the Seller to the Purchaser disclosing information constituting exceptions to the Seller’s Warranties;
“Employee Transfer Agreement” means a contract entered into between the Germany-based Relevant Employee or an Additional French Employee (as the case may be), the Seller or relevant member of the Seller’s Group and the Purchaser or relevant member of the Purchaser’s Group to take effect on Closing;
“Employment Losses” means all losses, Liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands (excluding, unless otherwise specified, any loss of production, loss of profit, loss or revenue, loss of contract, loss of Goodwill or loss of claim or any punitive, indirect or consequential losses) arising from or connected with employment or an employment relationship or its termination;
“Encumbrance” means any claim, charge, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;
“Evergreen Training Materials” means DailyFX-related educational training material (being material that is evergreen (i.e., not time sensitive and which does not become invalid over time) and which is predicated on market conditions at a point in time) produced by any member of the Seller’s Group, including the content housed immediately prior to Closing as follows:
(English site)
DailyFX Free Online Forex Trading University content under DailyFX Education
https://www.dailyfx.com/forex-education
On-Demand Video Course content within DailyFX Plus
https://plus.dailyfx.com/tnews/videocourse.do

The DailyFX 360 Courses on the FXCM website which references DailyFX.
https://www.fxcm.com/resources/education/dailyfx-360-course/
(Chinese site)
Learn Forex 學習外匯, basic FX knowledge such as what is spread, rollover, trading hours, definition of inflation, NFP, etc.
https://www.dailyfx.com.hk/learnforex/index.html
Education videos教學視頻, some videos such as SSI snapshot, StrongWeak App, Real trading volume App.etc
https://www.dailyfx.com.hk/video/education.html
Dailyfx Plus Chinese On-Demand Video courses 交易課程 https://www.dailyfx.com.hk/tnews.php?lang=en
Beginner and advance trading guide 外匯交易指南, trading guides such as FX vs Stock market, key factors to start trading, how to identify/trade ranging/breakout market., etc.
https://www.fxcm-chinese.com/gb/resources/education/guides/free-forex-trading-guide/;
“Excluded Assets” means the property, rights and assets referred to in Clause 2.1.3;
“Excluded Liabilities” means the Liabilities referred to in Clause 2.1.5;
“Fundamental Warranties” means the Seller’s Warranties given pursuant to paragraphs 3.1, 13.1, 13.2, 13.3 and 13.4 of Schedule 5;
“Fundamental Warranty Claim” means any claim made by the Purchaser under this Agreement for breach of any of the Fundamental Warranties;
“FXCM Brand” means the Intellectual Property Rights in and to the trade names “FXCM” and “Forex Capital Markets” and associated designs and logograms;
“FXCM Customer” means any person who as at Closing has completed, in whole or in part, or at any time after Closing completes, in whole or in part, an FXCM customer on-boarding application form, to open an account with any member of the Seller’s Group;
“FXCM Chile Outsourcing Agreement” has the meaning given in the definition of “Outsourcing Agreements”;
“Germany-based Relevant Employee” means the employee who is listed as the Germany-based employee in Part 2 of Annex A to Schedule 2;
“Goodwill” means the goodwill of the Seller in relation to the Business including the exclusive right of the Purchaser to represent itself as carrying on the Business in succession to the Seller;
“indemnify” means to indemnify any person against any matter or circumstance including indemnifying and keeping such person fully indemnified and held harmless on a continuing basis on demand from and against all Losses on an after-Tax basis which such person may suffer or incur in connection with such matter or circumstance, and “indemnify” shall be construed accordingly;

“Indemnity Claim” means a claim under the indemnities provided by the Seller under this Agreement;
“Information Technology” means computer systems, communication systems, software, hardware and related services;
“Intellectual Property Rights” means registered and unregistered trade marks, service marks, rights in trade names, business names, logos or get-up, rights in inventions, patents, registered and unregistered design rights, copyrights (including in software (including source code)), database rights, rights in domain names and URLs, subscriber lists, rights to sue for passing off and in unfair competition, and all other similar rights in any part of the world (including in Know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;
“Know-how” means industrial and commercial information and techniques in any form not in the public domain including reports, project reports, instruction and training manuals and market forecasts;
“Letter of Intent” means the non-binding proposal letter dated 16 September 2016 executed by IG Group Holdings plc and FXCM Inc.;
“Liabilities” means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety and “Liability” means any one of them;
“List of Leads” means the DailyFX Leads for the 12 months immediately preceding Closing, excluding FXCM Customers;
“Logo and Brand” means the logo and brand of DailyFX as set out in Part 2 of Schedule 1;
“Losses” means all losses, Liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, Taxes, expenses, actions, proceedings, claims and demands (excluding, unless otherwise specified, any loss of production, loss of profit, loss or revenue, loss of contract, loss of Goodwill or loss of claim or any punitive, indirect or consequential losses);
“Migration” means the migration of the DailyFX websites to a member of the Purchaser’s Group in accordance with the milestones agreed by the Seller and the Purchaser pursuant to Clause 6.1.2;
“Net Sum Recovered” has the meaning set out in Clause 9.9.1;
“Offer Letter” means the letter containing the terms on which the Purchaser, or relevant member of the Purchaser’s Group, has offered to employ the U.S.-based Relevant Employees and the U.S.-based Delayed Employee;
“Outsourcing Agreements” means the following outsourcing agreements between the Seller, Forex Capital Markets Limited and each of the following entities:

(i)	FXCM Chile SA (the “FXCM Chile Outsourcing Agreement”);

(ii)	Salex Holdings Srl; and

(iii)	Stentor Group SA;

“Owned Business IPR” means Business IPR which is owned by the Seller and in the two years before Closing has been used by the Seller predominantly in or for the benefit of the Business and as is described more precisely in Schedule 1;
“Purchaser” has the meaning given in the Recitals;
“Purchase Price” has the meaning set out in Clause 3.1;
“Purchaser’s Group” means the Purchaser and its subsidiaries from time to time;
“Relevant Employees” means the China-based Relevant Employees, the Germany-based Relevant Employee, the U.S.-based Relevant Employees, the U.S.-based Delayed Employee, and any Additional French Employees, and “Relevant Employee” means any one of them;
“Second Closing” means the Migration;
“Second Closing Date” means the date of the Second Closing;
“Seller” has the meaning given in the Recitals;
“Seller Claims” means all rights and claims of the Seller arising at any time whether before or after Closing in relation to any of the Business Assets or any Assumed Liability but excluding:

(i)	any rights or claims under the Seller Insurance Policies; and

(ii)	any claims against any relevant Tax Authority in respect of Taxation, and “Seller Claim” means any one of them;
“Seller Insurance Policies” means all insurance policies (whether under policies maintained with third party insurers or any member of the Seller’s Group) maintained by the Seller or any member of the Seller’s Group primarily in relation to the Business and “Seller Insurance Policy” means any one of them;
“Seller’s Group” means the Seller and its subsidiaries from time to time;
“Seller’s Warranties” means the warranties given by the Seller pursuant to Clause 8.1 and Schedule 5 and “Seller’s Warranty” means any one of them;
“Social Media Accounts” means the social media accounts, content and handles set out in Part 4 of Schedule 1 and the authorisation codes thereto;
“Source Code” means the source code for the English, French, German, Arabic and traditional and simplified Chinese language DailyFX websites and mobile applications, including the Chinese Language Mobile Application;
“Speculative Sentiment Indicator” means a tool to measure trader sentiment as evidenced by actual trader positions in the following ratios:
if Long Open Positions outnumber Short Open Positions: (Long Open Positions)/(Long Open Positions + Short Open Positions)
if Short Open Positions outnumber Long Open Positions: -1*(Short Open Positions)/(Long Open Positions + Short Open Positions),
including, for the avoidance of doubt, any supplementary, associated or ancillary guides in connection with such tool and where, for the purposes of this definition:

“Long Open Positions” means all individual long positions held by traders in the relevant sample under 1,000,000 notional units; and
“Short Open Positions” means all individual short positions held by traders in the relevant sample under 1,000,000 notional units;
“Straddle Period” means any period for Tax purposes that begins on or before, and ends after, the Closing Date;
“Taxation” or “Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, revenues, turnover, wages, added value or other reference; including gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs, capital stock, franchise, backup withholding, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs, additions to tax and interest relating thereto;
“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;
“Tax Claim” means any claim under this Agreement to the extent relating to Taxes other than a Tax Warranty Claim;
“Tax Warranties” means the Seller’s Warranties given pursuant to paragraph 10 of Schedule 5;
“Tax Warranty Claim” means any claim made by the Purchaser under this Agreement for breach of any of the Tax Warranties;
“Third Party Proceeding” has the meaning given to it in Clause 10.3;
“Trading Guides” means written instructional material designed to assist traders of varying levels learn about trading financial instruments, trading techniques, reading and understanding charts, top trading opportunities and financial instrument forecasts, including but not limited to the following titles: Forex for Beginners, Elliott Wave for Beginners, Introduction to Forex News Trading, Top Trading Lessons, Traits of Successful Traders, How to Analyze and Trade Ranges with Price Action, Understanding Gann Square Root Relationships, Dollar Forecast, Euro Forecast and Oil Forecast;
“Trading View Charts” means charts provided by TradingView;
“Transferring Domain Names” means the URLs and domain names listed in Part 3 of Schedule 1;
“Transitional Services Agreement” means the agreement between the Seller and the Purchaser, in the agreed form, in respect of the provision of certain services by the Seller’s Group to the Purchaser in relation to the Business entered into on Closing;

“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland;
“U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;
“U.S.-based Delayed Employee” means the employee who is listed as a U.S.-based delayed employee in Part 4 of Annex A to Schedule 2;
“U.S.-based Relevant Employees” means the employees who are listed as U.S.-based employees in Part 3 of Annex A to Schedule 2;
“US$” means the lawful currency of the U.S. from time to time; and
“Warranty Claim” means any claim (other than a Tax Warranty Claim or a Fundamental Warranty Claim) made by the Purchaser under this Agreement for breach of any of the Seller’s Warranties (other than the Tax Warranties and the Fundamental Warranties).

1.2	Modification etc. of Statutes
References to a statute or statutory provision include:

1.2.1	that statute or statutory provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement;

1.2.2	any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which that statute or statutory provision has directly or indirectly replaced; and

1.2.3	any subordinate legislation (including regulations) made from time to time under that statute or statutory provision.

1.3	Singular, Plural, Gender
References to one gender include all genders and references to the singular include the plural and vice versa.

1.4	References to Persons and Companies
References to:

1.4.1	a person include any individual, company (wherever incorporated), partnership, joint venture, or unincorporated association (whether or not having separate legal personality); and

1.4.2	a company include any company, limited liability company, corporation or any body corporate, wherever formed or incorporated.

1.5	References to Subsidiaries and Holding Companies
A company is a “subsidiary” of another company (its “holding company”) if that other company, directly or indirectly, through one or more subsidiaries:

1.5.1	holds a majority of the voting rights in it;

1.5.2	is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

1.5.3	is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

1.5.4
has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its directors are obliged to comply, and a company shall be treated, for the purposes of the membership requirement contained in Clauses 1.5.2 and 1.5.3, as a member of another company if its shares in that other company are registered in the name of (i) another person (or its nominee), whether by way of security or in connection with the taking of security, or (ii) its nominee.

1.6	Connected Persons
A person shall be deemed to be connected with another if that person is connected with such other within the meaning of Section 1122 of the Corporation Tax Act 2010.

1.7	Schedules etc.
References to this Agreement shall include any Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.8	Headings
Headings shall be ignored in interpreting this Agreement.

1.9	Reference to Documents
References to any document (including this Agreement), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.10	Information
References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.11	Legal Terms
References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.12	Agreed Form
References to any document in the “agreed form” are to such document in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.13	Non-Limiting Use of Words
The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words which precede them.

1.14	Time
References to time in this Agreement shall be to London time, unless stated otherwise.

1.15	Day
References in this Agreement to a “day” (including within the phrase Business Day) shall means a period of 24 hours running from midnight to midnight.

1.16	Materiality
Where a Seller’s Warranty is qualified by reference to materiality (including the phrase “in all material respects”), such reference shall, unless specified to the contrary, be construed as a reference to materiality in the context of the Business taken as a whole.

1.17	Exchange Rate
References in any Seller’s Warranty to any monetary sum expressed in US$ shall, where such sum is referable in whole or part to a particular jurisdiction, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the Exchange Rate on the date of this Agreement. Where it is necessary to determine whether a monetary limit or threshold set out in Clause 9 has been reached or exceeded (as the case may be) and the value of the relevant claim is expressed in a currency other than US$, the value of each such claim shall be translated into US$ by reference to the Exchange Rate on the date that written notification is sent to the Seller from the Purchaser in accordance with Clause 9.1 of the existence of such claim or, if such day is not a Business Day, on the Business Day immediately preceding such day.

2	Sale and Purchase of the Business Assets

2.1	Sale and Purchase of the Business Assets

2.1.1	On and subject to the terms and conditions of this Agreement, the Seller shall sell, and the Purchaser shall purchase, the Business Assets.

2.1.2	The Business Assets to be sold and purchased under and pursuant to the terms and conditions of this Agreement, which shall be sold free from Encumbrances, shall be as follows:

(i)	the Aweber Account;

(ii)	the list of members from the “Membership Area” in the DailyFX Chinese site (excluding FXCM Customers);

(iii)	the Evergreen Training Materials;

(iv)	the Chinese Language Mobile Application;

(v)	the Content Library;

(vi)	the Content Management System;

(vii)	the Logo and Brand;

(viii)	the List of Leads;

(ix)	the Social Media Accounts;

(x)	the Source Code;

(xi)	the Transferring Domain Names;

(xii)	the Owned Business IPR (on and subject to the terms set out in Schedule 1);

(xiii)	the books and records relating to the Business;

(xiv)	the benefit (so far as the same can lawfully be assigned or transferred to or held in trust for the Purchaser) of the Seller Claims; and

(xv)	all other property, rights and assets owned by the Seller and used, enjoyed or exercised predominantly in relation to the Business at Closing.

2.1.3
There shall be expressly excluded from the sale and purchase of the Business Assets under and pursuant to the terms and conditions of this Agreement: (i) the Speculative Sentiment Indicator; (ii) servers, computer hardware and peripherals and any other tangible property (including without limitation office furniture and webinar video equipment) used by the Relevant Employees and/or to host the DailyFX websites; (iii) the proprietary software and trading platforms (including, but not limited to, Trading Station) which are owned and/or licensed by the Seller’s Group and which are not predominantly used by the Business; (iv) individual user licences in respect of “off-the-shelf” software programs and applications (including, but not limited to, Microsoft Office, Adobe Acrobat applications); (v) the FXCM Brand and (vi) all other property, rights and assets (other than the Business Assets) owned by the Seller’s Group. The Purchaser agrees that it shall cease to use on, and shall remove from, all Business Assets the FXCM Brand as soon as practicable after Closing and in any event within 40 Business Days of the Second Closing.

2.1.4
Subject to Clause 2.1.6, the Purchaser shall, with effect from Closing, assume, duly and punctually pay, satisfy, discharge, perform or fulfil all Liabilities when due to the extent arising out of or relating to the Business after Closing.

2.1.5
Subject to Clause 2.1.6, Clause 2.1.4 shall not apply to, and the Purchaser shall not be obliged to assume, duly and punctually pay, satisfy, discharge, perform or fulfil, and the Seller shall assume, duly and punctually pay, satisfy, discharge, perform or fulfil except as provided for in Clauses 9.12 and 14.9:

(i)	all Liabilities of the Seller or any member of the Seller’s Group (other than any Liability in respect of Taxation) arising out of or relating to the Business at any time before Closing;

(ii)	any Liability expressly reserved to the Seller or specifically excluded under this Agreement;

(iii)
any Liability in respect of any moneys borrowed, or indebtedness in the nature of borrowings incurred, by the Seller in relation to the Business or any security, guarantee, comfort or other financial accommodation in respect of such moneys or indebtedness;

(iv)	any Liability of the Seller or any member of the Seller’s Group in respect of Taxation (i) arising out of or relating to the Business at any time before Closing or as a result of the Closing or (ii) that does not arise out of or relate to the Business for any Tax period;

(v)	any Liability to the extent it relates to an Excluded Asset; and

(vi)	any Liability under any contracts, undertakings, arrangements or agreements entered into before Closing by the Seller which are not Business Assets.

2.1.6	The parties agree that all rights and obligations in respect of any Employment Losses shall be dealt with solely in accordance with Schedule 2.

2.1.7
The Purchaser hereby grants to the Seller’s Group, with effect from Closing, a perpetual, royalty-free, non-exclusive, worldwide licence to use, reproduce, modify, display, disseminate, exploit, modify and create derivative works from the Evergreen Training Materials, provided, however, that such Evergreen Training Materials (other than any Basic Evergreen Training Materials) are only accessible through the use of a username and password which is provided exclusively by the Seller or relevant member of the Seller’s Group.

2.1.8
The Purchaser hereby grants to the Seller’s Group, with effect from Closing, a perpetual, royalty-free, non-exclusive, worldwide licence to use, reproduce, modify, display, disseminate, exploit, modify and create derivative works from the Trading Guides.

2.1.9
The Seller hereby grants to the Purchaser’s Group, with effect from Closing, a perpetual, royalty-free, non-exclusive, worldwide licence to use, reproduce, modify, display, disseminate, exploit, modify and create derivative works from the Speculative Sentiment Indicator.

2.2	Relevant Employees

2.2.1	The provisions of Schedule 2 shall apply in respect of the Relevant Employees.

2.2.2
Prior to Closing, the Purchaser has the right to add the names of any France-based employees of the Seller’s Group (being any of Sylvain Loganadin, Michel Chabbouh and Remi Mahmoud and no other person or persons without the prior written consent of the Seller) to the list contained in Part 5 of Annex A to Schedule 2.

3	Consideration

3.1	Amount
The consideration for the purchase of the Business Assets under this Agreement shall be:

3.1.1	an amount in cash equal to US$36,000,000 payable on the Closing Date; and

3.1.2	an amount in cash equal to US$4,000,000 payable on the Second Closing Date,
(together, the “Purchase Price”).

3.2	Payment of Purchase Price
The Purchase Price shall be paid by way of cash payment pursuant to Clause 3.1 and Clause 6.3.

3.3	Allocation of Purchase Price
The Seller and the Purchaser agree that the consideration for the purchase of the Business Assets shall be allocated for all Tax purposes in a manner consistent with the methodology set forth in Schedule 3. Within ninety (90) days following Closing, the Purchaser shall provide to the Seller a draft IRS Form 8594 and any required exhibits thereto with the Purchaser’s proposed allocation of the consideration for the purchase of the Business Assets for its review and approval, such approval not to be unreasonably withheld. The Purchaser and the Seller shall file, and the Seller shall cause the members of the Seller’s Group to file and the Purchaser shall cause the members of the Purchaser’s Group to file, all Tax returns in a manner consistent with the allocation on such IRS Form 8594 and shall take no position contrary thereto unless required to do so by applicable law.

3.4	Withholding
The Purchaser shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as the Purchaser is required to deduct and withhold with respect to the making of such payment under any provision of applicable law, and shall instead pay such amount to the applicable Tax Authority to the extent required under applicable law; provided, that the Purchaser shall use reasonable efforts to notify the Seller prior to any deduction of withholding to the extent practicable. To the extent that amounts payable to the recipient are so withheld by the Purchaser, such withheld amounts shall be treated as having been paid to the recipient for all purposes of this Agreement.

3.5	Adjustment of Purchase Price

3.5.1
If any payment is made by one party to the other in respect of any Claim or otherwise under this Agreement, the payment shall be treated as an adjustment of the consideration paid by the Purchaser for the particular category of Business Asset to which the payment and/or Claim relates under this Agreement and the Purchase Price shall be deemed to be increased or reduced (as relevant) by the amount of such payment.

3.5.2	If:

(i)
the payment and/or Claim relates to more than one category of Business Asset, it shall be allocated in a manner which reflects the impact of the matter to which the payment and/or Claim relates, failing which it shall be allocated rateably to all other Business Assets by reference to the proportions in which the Purchase Price is allocated in accordance with Schedule 3; or

(ii)
the payment and/or Claim relates to no particular category of Business Asset, it shall be allocated rateably to all other Business Assets by reference to the proportions in which the Purchase Price is allocated in accordance with Schedule 3, and in each case the Purchase Price shall be deemed to have been reduced by the amount of such payment.

4	Conditions

4.1	Conditions Precedent

4.1.1
The provisions of this Agreement (other than Clause 1, this Clause 4 and Clauses 5, 12 and 14.2 to 14.16) is conditional upon satisfaction subject only to Closing or waiver by the Purchaser of the following conditions:

(i)
completion of modifications to the Purchaser’s customer relationship management systems to receive and utilise leads and contacts from or relating to the Business Assets, on terms satisfactory to the Purchaser in its sole and absolute discretion; and

(ii)
unanimous and unqualified approval from the board and/or sub-committee of the board of IG Group Holdings plc, of the purchase of the Business Assets, on and subject to the terms and conditions of this Agreement.

4.2	Termination

4.2.1
If either of the conditions set out in Clause 4.1.1 has not been satisfied or waived, in each case by the Purchaser, on or before 31 October 2016, this Agreement shall automatically terminate and no party shall have a claim against the other party under this Agreement or any other document referred to herein, save for any claim arising from a breach of any obligation on or before such date of termination.

5	Pre-Closing Obligations

5.1	Seller’s Obligations in Relation to the Conduct of the Business

5.1.1
Between the date of this Agreement and Closing, the Seller undertakes to carry on the Business as a going concern in the ordinary and usual course as carried on prior to the date of this Agreement, save in so far as agreed in writing by the Purchaser.

5.1.2	Without prejudice to the generality of Clause 5.1.1, the Seller undertakes that, between the date of this Agreement and Closing, it shall not without the prior written consent of the Purchaser:

(i)
enter into, or exercise an option in relation to, or amend, any agreement or incur any commitment relating to the Business which is not capable of being terminated without compensation at any time with three months’ notice or less or which is not in the ordinary course of business or which involves or may involve total annual expenditure in excess of US$50,000;

(ii)
acquire, or agree to acquire, any material asset or material stock for use in the Business, or enter into or amend any agreement relating to the Business or incur any commitment to do so, in each case involving consideration, expenditure or liabilities in excess of US$5,000;

(iii)	dispose of, or agree to dispose of, any of the Business Assets;

(iv)	save as required by law:

(a)
make or agree to make any amendment to the terms and conditions of employment (including remuneration, pension entitlements and other benefits) of any Relevant Employee (other than minor increases in the ordinary and usual course of business which the Seller shall notify to the Purchaser as soon as reasonably possible);

(b)	provide or agree to provide any gratuitous payment or benefit to any Relevant Employee or any of his dependants;

(c)	terminate or take any steps to terminate (constructively or otherwise) the employment of any Relevant Employee (except in accordance with his or her terms of employment and for gross misconduct);

(d)	induce, or attempt to induce, any Relevant Employee to resign their employment in the Business;

(e)	induce, or attempt to induce, any Relevant Employee not to enter into any Offer Letter, Employment Transfer Agreement, or any “letter of intent” (as referred to in paragraph 1.4.1 of Schedule 2);

(f)	induce, or attempt to induce, any Relevant Employee to breach the terms of any Offer Letter, Employment Transfer Agreement, or any “letter of intent” (as referred to in paragraph 1.4.1 of Schedule 2);

(g)	transfer or agree to transfer any Relevant Employee from working in the Business; or

(h)
grant any awards and options under any share incentive, share option, profit sharing, bonus or other incentive arrangements to any Relevant Employee other than in accordance with the Seller’s normal practice; or

(v)	enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any Encumbrance over any of the Business Assets or any part of them.

5.2	Other Seller’s Obligations Prior to Closing

5.2.1	Without prejudice to the generality of Clause 5.1.1, prior to Closing the Seller shall:

(i)	allow the Purchaser and its agents, upon reasonable notice, during normal working hours, reasonable access to, and to take copies of, the books, records and documents of the Business;

(ii)	take all reasonable steps to preserve the validity of the Owned Business IPR;

(iii)	not assign, dispose of or create any Encumbrance over, or agree to assign, dispose of or agree to create any Encumbrance over any Owned Business IPR;

(iv)	not grant any licence, or agree to grant any licence, to any third party, to use any Owned Business IPR; and

(v)	not terminate, materially amend, transfer or grant a waiver under any agreement with a third party under which Owned Business IPR is licensed by the Seller.

5.2.2	For the avoidance of doubt, the Seller shall not be liable for any claim under this Clause 5 unless Closing occurs pursuant to and in accordance with the terms and conditions of this Agreement.

6	Closing and Second Closing

6.1	Date and Place

6.1.1
Closing shall take place at the offices of Linklaters LLP, One Silk St, London EC2Y 8HQ on the Closing Date or at such other location, time or date as may be agreed between the Purchaser and the Seller.

6.1.2	As soon as practicable after the date of this Agreement, the Purchaser and the Seller shall acting reasonably and in good faith:

(i)
agree upon the milestones to achieve migration of the DailyFX websites to the relevant member of the Purchaser’s Group as soon as practicable and the actions to be taken by each relevant member of the Purchaser’s Group and the Seller’s Group respectively in order to achieve such milestones; and

(ii)	use all reasonable endeavours to perform or cause to be performed the actions to be taken by the Purchaser’s Group and Seller’s Group respectively in order to achieve such agreed milestones.

6.1.3
Second Closing shall take place at the offices of Linklaters LLP, One Silk St, London EC2Y 8HQ on the Second Closing Date or at such other location, time or date as may be agreed between the Purchaser and the Seller.

6.2	Closing Events
On Closing, the Seller and the Purchaser shall comply with their respective obligations specified in Schedule 4.

6.3	Payment on Closing and Second Closing

6.3.1	On Closing, the Purchaser shall pay the amount set out in Clause 3.1.1 to the Seller.

6.3.2	On Second Closing, the Purchaser shall pay the amount set out in Clause 3.1.2 to the Seller.

6.4	Breach of Closing and/or Second Closing Obligations
If the Seller or the Purchaser fails to comply with any obligation in Clauses 6.2 and 6.3 and Schedule 4, the Purchaser, in the case of non-compliance by the Seller, or the Seller, in the case of non-compliance by the Purchaser, shall be entitled (without prejudice to the right to claim damages or other compensation) by written notice to the other:

6.4.1	to terminate this Agreement (other than Clauses 1, 12 and 14.2 to 14.16) without liability on its part; or

6.4.2	to effect Closing and/or (as the case may be) Second Closing so far as practicable having regard to the defaults which have occurred; and/or

6.4.3
in respect of Closing, to fix a new date for Closing (being not more than 20 Business Days after the agreed date for Closing) in which case the provisions of Schedule 4 shall apply to Closing as so deferred but provided such deferral may only occur once; and/or

6.4.4
in respect of Second Closing, to fix a new date for Second Closing (being not more than 20 Business Days after the agreed date for Second Closing) in which case the provisions of Schedule 4 shall apply to Second Closing as so deferred but provided such deferral may only occur once.

6.5	Title and Risk
Title and risk of loss or damage to the Business Assets shall pass to the Purchaser on Closing, except as otherwise provided in this Agreement or as otherwise agreed.

7	Post-Closing Obligations

7.1	Indemnities

7.1.1	Indemnity by Purchaser against Assumed Liabilities
The Purchaser shall indemnify and keep the Seller (for itself and on behalf of any other member of the Seller’s Group) indemnified against:

(i)
all Assumed Liabilities and any Liability incurred by the Seller arising from the conduct of the Business by the Purchaser after Closing including any such Liability which becomes a Liability of the Seller by virtue of any applicable law; and

(ii)	any Losses which the Seller may suffer by reason of the Seller taking any reasonable action to avoid, resist or defend against any Liability referred to in Clause 7.1.1(i).
The Purchaser shall not be liable under this Clause 7.1.1 to the extent that the Seller has a right of recovery under any Seller Insurance Policy and fails to pay the proceeds actually recovered by the Seller to the Purchaser pursuant to and in accordance with Clause 13.2.

7.1.2	Indemnity by Seller against Excluded Liabilities
The Seller shall indemnify and keep indemnified the Purchaser (for itself and on behalf of any other member of the Purchaser’s Group) against:

(i)	any Excluded Liability; and

(ii)	any Losses which the Purchaser may suffer by reason of the Purchaser taking any reasonable action to avoid, resist or defend against any Excluded Liability referred to in Clause 7.1.2(i).

7.2	Conduct of Claims

7.2.1	Assumed Liabilities etc.

(i)
If the Seller becomes aware after Closing of any claim which constitutes or may constitute an Assumed Liability or which could give rise to a liability for a member of the Seller’s Group in respect of which it is entitled to be indemnified by the Purchaser, the Seller shall as soon as reasonably practicable (but in any event within such period as will afford the Purchaser reasonable opportunity of requiring the Seller to lodge a timely appeal) give written notice thereof to the Purchaser and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned).

(ii)
The Purchaser shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Seller, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise, settle or contest the relevant claim in the name of and on behalf of the Seller and to have the conduct of any related proceedings, negotiations or appeals.

(iii)
Any failure by the Seller to comply with its obligations in this Clause 7.2.1 shall reduce the liability of the Purchaser to indemnify the Seller under Clause 7.1.1 to the extent the Purchaser demonstrates to the reasonable satisfaction of the Seller that it was prejudiced by the failure.

7.2.2	Excluded Liabilities etc.

(i)
If the Purchaser becomes aware after Closing of any claim which constitutes or may constitute an Excluded Liability or which could give rise to a Liability for a member of the Purchaser’s Group in respect of which it is entitled to be indemnified by the Seller under and pursuant to the terms and conditions of this Agreement, the Purchaser shall as soon as reasonably practicable (but in any event within such period as will afford the Seller reasonable opportunity of requiring the Purchaser to lodge a timely appeal) give written notice thereof to the Seller and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior written consent of the Seller (such consent not to be unreasonably withheld, delayed or conditioned).

(ii)
The Seller shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Purchaser, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise, settle or contest the relevant claim in the name of and on behalf of the Purchaser and to have the conduct of any related proceedings, negotiations or appeals.

(iii)
Any failure by the Purchaser to comply with its obligations in this Clause 7.2.2 shall reduce the liability of the Seller to indemnify the Purchaser under Clause 7.1.2 to the extent the Seller demonstrates to the reasonable satisfaction of the Purchaser that it was prejudiced by the failure.

7.3	The Seller’s Continuing Obligations
Notwithstanding Closing and Second Closing, if any property, right or asset forming part of the Business (other than any Excluded Asset) has not been transferred to the Purchaser, the Seller shall at its own expense transfer such property, right or asset (and any related liability which is an Assumed Liability) as soon as reasonably practicable to the Purchaser or a member of the Purchaser’s Group nominated by the Purchaser reasonably acceptable to the Seller.

7.4	The Purchaser’s Continuing Obligations

7.4.1
If, following Closing, any property, right or asset not forming part of the Business is found to have been transferred to the Purchaser in error, the Purchaser shall transfer such property, right or asset (and any related liability which is not an Assumed Liability) as soon as reasonably practicable to the Seller or a member of the Seller’s Group nominated by the Seller reasonably acceptable to the Purchaser.

7.4.2
The Seller shall indemnify and keep indemnified the Purchaser (for itself and on behalf of any other member of the Purchaser’s Group) against any Tax suffered on the transfer of any property, right or asset to the Seller under Clause 7.4.1.

7.4.3
The Seller and the Purchaser acknowledge and agree that the Seller shall be permitted to retain copies of all information contained in the books and records relating to the Business at any time before Closing in locations accessible by legal and compliance staff and not generally accessible by all personnel for use in relation to any enquiry or proceedings involving or before any court, arbitrator, governmental agency or regulatory body (including any Tax Authority).

7.5	Employee Incentives

7.5.1	The Seller shall pay to the Purchaser on the due date for payment an amount equal to:

(i)
any liability to pay employer’s social security contributions and any liability to account for employees’ social security contributions and income tax due under PAYE or any other equivalent withholding system arising in respect of any share incentive, share option or other incentive granted to any Relevant Employee before the date on which such Relevant Employee becomes employed by the Purchaser, a relevant member of the Purchaser’s Group or China Newco (as the case may be) if and to the extent assumed by the Purchaser or any of its Affiliates pursuant to applicable law, any Employee Transfer Agreement, and/or any other contract or agreement relating to a Relevant Employee’s employment with the Seller or relevant member of the Seller’s Group; and

(ii)	any penalties or interest arising in connection with a failure of the Seller to pay amounts due in accordance with Clause 7.5.1(i).
Any amounts paid under this Clause 7.5.1 shall be grossed up as appropriate, if they are liable to Taxation by any Taxation Authority.

7.5.2
The Purchaser appoints the Seller as its agent to collect an amount equal to any employees’ social security contributions and income tax liability arising in respect of any share incentive, share option or other incentive granted to any Relevant Employee before the date on which such Relevant Employee becomes employed by the Purchaser, a relevant member of the Purchaser’s Group or China Newco (as the case may be).

7.5.3
The due date for payment under Clauses 7.5.1(i) and 7.5.1(ii) shall be 10 Business Days before the latest date on which the social security contributions or income tax may be paid to any Taxation Authority without a liability to interest and penalties arising or, if payment has already been made, 5 Business Days after service by the Purchaser of a notice containing a written demand.

7.5.4
The Seller shall provide the Purchaser with all information reasonably required by the Purchaser relating to the calculation of amounts payable under Clause 7.5.1 within 10 Business Days of the liability arising or, if sooner, 5 Business Days before the date the liability is payable by the Purchaser.

7.5.5
If the Purchaser becomes aware after Closing of any matter which could give rise to a liability under Clauses 7.5.1(i) or 7.5.1(ii) it shall give notice of that matter to the Seller as soon as reasonably practicable.

8	Warranties

8.1	The Seller’s Warranties

8.1.1
Subject to Clause 8.2, the Seller warrants to the Purchaser in the terms set out in Schedule 5 as at the date of this Agreement and warrants such terms as at the Closing Date as if such warranties had been repeated at Closing (and any reference made to the date of this Agreement (whether express or implied) within or in relation to any Seller’s Warranty shall be construed, in relation to any such repetition, as a reference to Closing), by reference to the facts, matters or circumstances then subsisting (other than any matters approved by the Purchaser pursuant to, or permitted by, Clause 5).

8.1.2	The Seller acknowledges that the Purchaser has entered into this Agreement in reliance upon the Seller’s Warranties.

8.1.3	Each of the Seller’s Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 5.

8.1.4
Any Seller’s Warranty qualified by the expression “to the best of the Seller’s knowledge” or any similar expression shall, unless otherwise stated, be deemed to refer to the knowledge of Dror Niv, Robert Lande, Siju Daniel, Ashley Chun, Paul Saake, Michael Buzzeo, Ryan Leonard, Jared Velez, John O’Neil and Olga Monico, in each case as at the date two Business Days before the relevant Seller’s Warranty is given pursuant to this Agreement (provided that, for the avoidance of doubt, if such person becomes aware of any matter between the date of this Agreement and Closing, he or she shall not be deemed to be aware of such matter at the date hereof), who shall be deemed to have knowledge of such matters as they would have discovered, had they made due and careful enquiries.

8.1.5
The Purchaser acknowledges and agrees that in entering into this Agreement it has relied only on the Seller’s Warranties and that it shall have no right or remedy in respect of any representation, warranty, promise or assurance (made by any person whether or not a party to this Agreement) which is not included in the Seller’s Warranties other than a fraudulent representation.

8.1.6
The Seller is under no obligation to disclose to the Purchaser anything which is or may constitute a breach of or be inconsistent with any of the Seller’s Warranties of which it may become aware after Closing.

8.1.7	The provisions of Clause 9 shall limit the liability of the Seller in relation to any Warranty Claim and Tax Warranty Claim and, where applicable, any Claim.

8.2	Seller’s Disclosures
The Seller’s Warranties are subject to the matters which are Disclosed.

8.3	Notification

8.3.1	If, after the signing of this Agreement:

(i)	the Seller becomes aware that any of the Seller’s Warranties was untrue, inaccurate or misleading as of the signing of this Agreement; or

(ii)
any event occurs or matter arises of which the Seller becomes aware which results or may result in any of the Seller’s Warranties being untrue, inaccurate or misleading at Closing, had the Seller’s Warranties been repeated on Closing, the Seller shall notify the Purchaser in writing as soon as practicable and in any event prior to Closing setting out full details of the matter and the Seller shall make any investigation concerning the event or matter and take such action, at its own cost, as the Purchaser may reasonably require.

8.3.2	Any notification pursuant to Clause 8.3.1 shall not operate as a disclosure pursuant to Clause 8.2 of this Agreement and the Seller’s Warranties shall not be subject to such notification.

8.4	The Seller’s Waiver of Rights against Relevant Employees
Save in the case of fraud, wilful misconduct, wilful concealment or gross negligence, the Seller undertakes to the Purchaser and to the Relevant Employees to waive any rights, remedies or claims which it may have in respect of any innocent misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any Relevant Employee in connection with assisting the Seller in the giving of any Seller’s Warranty or the preparation of the Disclosure Letter.

8.5	Effect of Closing
The Seller’s Warranties and all other provisions of this Agreement, to the extent that they have not been performed by Closing, shall not be extinguished or affected by Closing or by any other event or matter, except by a specific and duly authorised written waiver or release by the Purchaser.

9	Limitation of Seller’s Liability

9.1	Time Limitation for Claims

9.1.1	The Seller shall not be liable for any Claim unless notice of the claim is given by the Purchaser to the Seller:

(i)	in the case of any Claim (other than a Warranty Claim and a Tax Warranty Claim), without limit in time;

(ii)	in the case of any Tax Warranty Claim, within 7 years following Closing; and

(iii)	in the case of any Warranty Claim, within 24 months following Closing.

9.1.2
Subject to Clause 9.1.3, where notice has been given in respect of any claim for breach of Seller’s Warranty (other than in respect of a claim for breach of a Fundamental Warranty) in accordance with Clause 9.1.1, any such claim shall be deemed to have been irrevocably withdrawn and lapsed unless:

(i)	proceedings in respect of any such claim have been issued and served on the Seller not later than the expiry of the period of 6 months after the date of that notice; or

(ii)	any such claim is satisfied, settled or withdrawn before that date.

9.1.3	If any claim for breach of Seller’s Warranty (other than a claim for breach of a Fundamental Warranty) arises by reason of a Liability that is future, contingent and/or unquantifiable:

(i)
the Seller shall not be under any obligation to make any payment for any such claim until such time as that Liability becomes an actual Liability, or is capable of being quantified, provided that this shall not prevent the Purchaser from serving notice and commencing proceedings in respect of any such claim; and

(ii)
if any such claim has been notified to the Seller in accordance with the provisions of Clause 9.1.1, the 6 month period referred to in Clause 9.1.2 shall be deemed to commence on the date on which the relevant Liability ceases to be contingent or becomes quantifiable (as the case may be).

Nothing in this Clause 9.1.3 shall operate to avoid a claim made in respect of a future, contingent and/or unquantifiable Liability within the time limit specified in Clause 9.1 and specifying the matters set out in Clause 10.1.

9.1.4	Save as expressly provided otherwise, each limitation on the Seller’s Liability in this Agreement shall be read and construed without prejudice to each of the other provisions relating to the same.

9.2	Minimum Claims

9.2.1
The Seller shall not be liable for breach of any Seller’s Warranty (other than a Fundamental Warranty) in respect of any individual claim (or a series of claims arising from substantially identical facts or circumstances) where the Liability agreed or determined (disregarding the provisions of this Clause 9.2) in respect of any such claim or series of claims does not exceed US$40,000.

9.2.2
Where the Liability agreed or determined in respect of a claim exceeds US$40,000, subject as provided elsewhere in this Clause 9, the Seller shall be liable for the amount of the claim or series of claims as agreed or determined and not just the excess.

9.3	Aggregate Minimum Claims

9.3.1
The Seller shall not be liable for breach of any Seller’s Warranty (other than a Fundamental Warranty) in respect of any claim unless the aggregate amount of all claims for which the Seller would otherwise be liable for breach of any Seller’s Warranty (other than a Fundamental Warranty) (disregarding the provisions of this Clause 9.3) exceeds US$400,000.

9.3.2
Where the Liability agreed or determined in respect of all claims referred to in Clause 9.3.1 exceeds US$400,000 subject as provided elsewhere in this Clause 9, the Seller shall be liable for the aggregate amount of all claims as agreed or determined and not just the excess.

9.4	Maximum Liability

9.4.1
The aggregate Liability of the Seller in respect of all breaches of the Seller’s Warranties (other than a Fundamental Warranty) and in respect of all aggregate Liabilities under the Transitional Services Agreement shall not exceed US$15,000,000.

9.4.2
Notwithstanding the foregoing, in no circumstances shall the aggregate Liability of the Seller under this Agreement or any other agreement entered into in connection with it exceed the Purchase Price actually received by the Seller.

9.5	Matters Arising Subsequent to this Agreement
The Seller shall not be liable for any Claim whatsoever if and to the extent that such Liability:

9.5.1
arises in respect of any matter to the extent that the same would not have occurred but for any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or otherwise at the request or with the approval of the Purchaser;

9.5.2	arises or is increased as a result of any act, omission or transaction of the Purchaser’s Group or their respective directors, officers, employees or agents or successors in title after Closing;

9.5.3
arises or is increased wholly or partly as a result of any change in legislation, regulation, directive, enactment (including any legislation, regulation, directive, enactment not in force at the date of this Agreement) or any withdrawal of any practice or statutory concession of any government, governmental department or agency or any regulatory body occurring after the date of this Agreement, whether or not such change takes effect retrospectively or not after the date of this Agreement;

9.5.4	arises or is increased as a consequence of a change in the interpretation of the law in any jurisdiction after the date of this Agreement, or wholly or partly from an act or omission compelled by law;

9.5.5	arises or is increased as a result of any change in the rates of Tax;

9.5.6	arises after a change in the accounting policy or practice of the Purchaser or any member of the Purchaser’s Group introduced or having effect after Closing;

9.5.7	arises after a change in the Tax policies or in the method of submitting tax returns of the Purchaser or any member of the Purchaser’s Group which is implemented and has effect after Closing; or

9.5.8	arises or is increased as a result of any cessation of, or any material change in, the nature or conduct of the Business occurring after Closing.

9.6	No Double Recovery and No Double Counting
No party may recover under this Agreement or otherwise more than once in respect of the same Losses suffered or amount for which the party is otherwise entitled to claim (or part of such Losses or amount), and no amount (or part of any amount) shall be taken into account, set off or credited more than once under this Agreement or otherwise, with the intent that there will be no double counting under this Agreement or otherwise.

9.7	Mitigation of Losses
Notwithstanding any right of mitigation which may arise in law or in equity, the Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a Liability in respect of any claim for breach of any Seller’s Warranty.

9.8	Fraud
None of the limitations contained in this Clause 9 shall apply to any claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of fraud, wilful misconduct or wilful concealment by the Seller or any of its directors, officers or employees.

9.9	Recovery from Third Parties

9.9.1	Where the Purchaser has recovered any payment from a third party (other than another member of the Purchaser’s Group) for any sum in respect of any matter giving rise to a Claim:

(i)
if the Seller has not by that time made any payment to the Purchaser in respect of any such Claim, the amount payable by the Seller in respect of any such Claim shall be reduced by an amount equal to the sum recovered by the Purchaser from the relevant third party, after deducting the costs and expenses of recovering it and any Tax payable by the Purchaser (or which would have been payable by the Purchaser but for the availability of any Tax relief) as a result of receiving such sum (a “Net Sum Recovered”); or

(ii)	if the Seller has already made a payment in respect of any such Claim, the Purchaser shall repay to the Seller an amount equal to the lesser of that payment and the Net Sum Recovered.

9.9.2
If any amount is repaid to the Seller by the Purchaser pursuant to Clause 9.9.1, the amount repaid shall not be treated as paid by the Seller for the purposes of calculating the Seller’s total Liability under Clause 9.4.

9.10	Indirect or Consequential Losses
No member of the Seller’s Group shall be liable under this Agreement or any other agreement entered into in connection with this Agreement in respect of any loss of profits, loss of contract, loss of business, loss of anticipated savings or any special, indirect or consequential loss.

9.11	Recovery for Actual Liabilities
No member of the Seller’s Group shall be liable to pay any amount in discharge of a claim under this Agreement or any other agreement entered into in connection with this Agreement unless and until the Liability in respect of which the claim is made has become due and payable but this Clause shall not operate to avoid a claim made in respect of a contingent liability within the time limit specified in Clause 9.1 and specifying the matters set out in Clause 10.1.

9.12	Straddle Period Allocation
Taxes, if any, attributable to a Straddle Period allocable to the portion of the Straddle Period ending on the Closing Date shall be (a) in the case of any Taxes that are imposed on a periodic basis (and not based on income, receipts, invoices, sales or payments), deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (b) in the cases of Taxes not described in sub-clause (a), deemed to equal the amount that would be payable if the taxable year or period ended, and the books closed, at the close of the Closing Date.

9.13	Characterisation of Payments
Any adjustment to the Purchase Price pursuant to this Agreement (including, for the avoidance of doubt, any payments made to any party pursuant to this Clause 9) shall constitute an adjustment to the consideration paid for the Business Assets for Tax purposes and shall be reported as such by the Purchaser and the Seller on their Tax returns, unless otherwise required by applicable law.

10	Claims

10.1	Notification of Claims under this Agreement
Notices of claims for breach of Seller’s Warranties (other than Fundamental Warranties) shall be given by the Purchaser to the Seller within the applicable time limits specified in Clause 9.1, specifying in reasonable detail the legal and factual basis of the claim and the evidence on which the Purchaser relies.

10.2	Statutory Limitation Periods
The limitation periods specified in Clause 9.1 shall apply whether or not such periods are longer or shorter than any relevant statutory limitation period.

10.3	Conduct of Third Party Claims
If the matter or circumstance that may give rise to a Claim is a result of or in connection with a claim by or Liability to a third party then the Purchaser or other member of the Purchaser’s Group shall, subject to the remaining provisions of this Clause 10.3, be entitled, in its absolute discretion, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or Liability (including making counterclaims or other claims against third parties) (a “Third Party Proceeding”) but shall, so far as practicable, without prejudice to the rights of the insurers of the Purchaser’s Group:

10.3.1	regularly consult with the Seller in relation to the Third Party Proceeding;

10.3.2
upon reasonable request by the Seller disclose in writing to the Seller all information and documents relating to the Third Party Proceeding or matters which will or are likely to give rise to a Third Party Proceeding, and if requested by the Seller, give the Seller and its professional advisers reasonable access at reasonable times and on reasonable notice to the personnel of the Purchaser and to any relevant premises, documents and records under the power, possession or control of the Purchaser to enable the Seller and its professional advisers to interview such personnel, and to examine such claim, premises, documents and records and to take copies thereof at their own expense; and

10.3.3
the Purchaser shall not make any admission of liability or agreement or compromise with any third party in relation to a Third Party Proceeding where the admission of such liability or agreement or compromise exceeds the value of US$5,000,000 without the prior written consent of the Seller (such consent not to be unreasonably withheld, delayed or conditioned).

11	Restrictions on the Seller

11.1	Restrictions
Subject to Clause 11.2, the Seller undertakes with the Purchaser that it shall and shall procure that neither it nor its directors nor any other member of the Restricted Group will during the Restricted Period:

11.1.1	directly or indirectly, publish publicly accessible foreign exchange and CFD-related original research and analysis on any web property;

11.1.2
directly advertise with, receive leads or accept customers from any third party that publishes publicly accessible foreign exchange and CFD-related original research and analysis, in each case only where and to the extent that such restricted activity is on the basis of an exclusive contractual arrangement with the relevant party or in circumstances where (A) any such restricted advertisements take up more than 50 per cent. of the available advertising space on the relevant form of media used by the relevant third party and (B) the Purchaser or any other relevant member of the Purchaser’s Group has been refused any available advertising space on such form of media by such third party when offered commercially reasonable terms because of such third party’s relationship with any member of the Restricted Group; or

11.1.3
directly or indirectly, induce or seek to induce any Restricted Employee to become employed whether as employee, consultant or otherwise by any member of the Restricted Group, whether or not such Restricted Employee would thereby commit a breach of his or her contract of service. The placing of an advertisement of a post available to the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this Clause 11 provided that neither the Seller nor any other member of the Restricted Group encourages or advises such agency to approach any Restricted Employee.

11.2	Exceptions
The restrictions in Clauses 11.1.1 and 11.1.2 shall not operate to prohibit any member of the Restricted Group from:

11.2.1	fulfilling any obligation pursuant to this Agreement, the Transitional Services Agreement or any other agreement entered into in connection with this Agreement;

11.2.2
publishing any third party source of news, research and analysis on any web property owned by any member of the Restricted Group or through any of the trading platforms used by any member of the Restricted Group provided that such news, research and analysis is not content which is capable of being published solely by any member of the Restricted Group and provided also that such third party source has a distinct distribution channel which is utilised by the relevant member of the Restricted Group to procure and onward publish such news, research and analysis;

11.2.3
making available any prices, indicators, tools, widgets and graphics (in each case whether proprietary to any member of the Restricted Group or otherwise) through any web property owned by any member of the Restricted Group or through any of the trading platforms used by any member of the Restricted Group;

11.2.4
publishing educational training material (being material that is evergreen (i.e., not time sensitive and which does not become invalid over time) and which is predicated on market conditions at a point in time and whether produced by any member of the Restricted Group or otherwise);

11.2.5
publishing original research and analysis limited to commentary on interactive forums, tools or charts (in each case whether proprietary to any member of the Restricted Group or otherwise and including but not limited to Trading View Charts or any similar successor or replacement charts in the form of Trading View Charts) posted on any web property owned by any member of the Restricted Group or on any of the trading platforms used by any member of the Restricted Group provided that such commentary: (i) shall not be syndicated and/or offered on non-interactive forums such as television and radio; and (ii) (in the case of each such commentary provided by a member of the Restricted Group only) shall be limited to an initial post not to exceed 500 words and follow-on posts of 200 words or less which are directed at comments in the discussion thread from third parties;

11.2.6
publishing non-publicly accessible foreign exchange and CFD-related original research and analysis through any web property owned by any member of the Restricted Group or through any of the trading platforms used by any member of the Restricted Group provided that such foreign exchange and CFD-related original research and analysis is only accessible through the use of a username and password which is provided exclusively by the Seller or relevant member of the Seller’s Group and provided also that such research and analysis shall not be syndicated and/or offered on non-interactive forums such as television and radio; and

11.2.7
publicly promoting any of the non-publicly accessible foreign exchange and CFD-related original research and analysis described in Clause 11.2.6 provided that such promotion shall be restricted to an appropriately captioned hypertext link that will not directly connect to the foreign exchange and CFD-related original research or analysis and provided also that such foreign exchange and CFD-related original research and analysis is only accessible through the use of a username and password which is provided exclusively by the Seller or relevant member of the Seller’s Group.

11.3	Reasonableness of Restrictions
The Seller agrees that the restrictions contained in Clause 11.2 are no greater than is reasonable and necessary for the protection of the interests of the Purchaser but, if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

11.4	Interpretation
The following terms shall have the following meanings respectively in this Clause 11:

11.4.1
“Restricted Employee” means any Relevant Employee who for the avoidance of doubt, becomes employed by any member of the Purchaser’s Group pursuant to and in accordance with the terms and conditions of this Agreement;

11.4.2
“Restricted Group” means, from time to time, any member of the Seller’s Group and any joint venture in which any member of the Seller’s Group is economically interested in over 50 per cent. of such joint venture, any subsidiary, subsidiary undertaking, holding company or parent undertaking of the relevant member of the Seller’s Group and any subsidiary or subsidiary undertaking of any such holding company or parent undertaking, and includes any company acting under the instruction or inducement of any member of the Seller’s Group to carry out or engage in any of the restricted activities contemplated by Clause 11.1 pursuant to and in accordance with the terms and conditions of a licence or other arrangement with the relevant member of the Seller’s Group; and

11.4.3	“Restricted Period” means three years commencing on Closing.

12	Confidentiality

12.1	Announcements
No announcement, communication or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Seller’s Group or any member of the Purchaser’s Group without prior consultation with the Purchaser in the case of an announcement by the relevant member of the Seller’s Group and with the Seller in the case of an announcement by the relevant member of the Purchaser’s Group. The parties acknowledge and agree that any party may make any announcement or circular in connection with this Agreement without additional consultation pursuant to the preceding sentences that are consistent with any prior announcement or circular in connection with this Agreement made by the other party to this Agreement and which is made in compliance with this Clause 12.1.

12.2	Confidentiality

12.2.1
With effect from Closing, the Confidentiality Agreement and the Letter of Intent shall be terminated and each of the parties thereto shall be released from their obligations under the Confidentiality Agreement and the Letter of Intent, except in relation to any antecedent breach.

12.2.2
Subject to Clauses 12.1 and 12.2.3, each of the Seller and the Purchaser shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(i)	the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement;

(ii)	the negotiations relating to this Agreement (and any such other agreements);

(iii)
(in the case of the Seller) any information relating to the Business following Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group; or

(iv)
(in the case of the Purchaser) any information relating to the business, financial or other affairs (including future plans and targets) of the Seller’s Group including, prior to Closing, the Business.

12.2.3	Clause 12.2.2 shall not prohibit disclosure or use of any information if and to the extent:

(i)	the disclosure or use is required by law, any governmental or regulatory body or any stock exchange;

(ii)	the disclosure or use is required to vest the full benefit of this Agreement in the Seller or the Purchaser;

(iii)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement;

(iv)	the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(v)
the disclosure is made to a party to whom assignment is permitted under Clause 12.3 on terms that such assignee undertakes to comply with the provisions of Clause 12.2.2 in respect of such information as if it were a party to this Agreement;

(vi)
the disclosure is made to professional advisers of any member of the Seller’s Group or any member of the Purchaser’s Group (as the case may be) on terms that such professional advisers undertake to comply with the provisions of Clause 12.2.2 in respect of such information as if they were a party to this Agreement;

(vii)	the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or this Agreement);

(viii)	the other party has given prior written approval to the disclosure or use; or

(ix)	the information is independently developed after Closing,
provided that, prior to disclosure or use of any information pursuant to Clause 12.2.3(i), (ii) or (iii), the party concerned shall, where not prohibited by law, consult with the other party insofar as is reasonably practicable in the circumstances.

13	Insurance

13.1	No Cover under Seller Insurance Policies from Closing
The Purchaser acknowledges and agrees that from the Closing Date:

13.1.1
The Purchaser shall not have, or shall not be entitled to, the benefit of any Seller Insurance Policy in respect of any event, act or omission, that takes place after the Closing Date and it shall be the sole responsibility of the Purchaser to ensure that adequate insurances are put in place in relation to the Business with effect from the Closing Date; and

13.1.2	neither the Seller nor any member of the Seller’s Group shall be required to maintain any Seller Insurance Policy in relation to the Business.

13.2	Existing Claims under Seller Insurance Policies
With respect to any claim which has been made under any Seller Insurance Policy before the Closing Date by or on behalf of the Seller’s Group in relation to the Business, except to the extent that the Losses in respect of which the claim is made have been made good prior to Closing or were the subject of an indemnity by the Seller to the Purchaser, the Seller shall use reasonable endeavours after the Closing Date to recover all monies due from insurers and shall pay any monies received (after taking into account any deductible or excess and less any Taxation suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Seller or any member of the Seller’s Group in connection with such claim) to the Purchaser as soon as practicable after receipt.

14	Other Provisions

14.1	Further Assurances
Each of the Seller and the Purchaser shall, and shall use reasonable endeavours to procure that any other member of the Seller’s Group or the Purchaser’s Group (as the case may be) shall, from time to time, execute such documents and perform such acts and things as either of the Seller or the Purchaser may reasonably require to transfer the Business Assets to the Purchaser and to give each of them the full benefit of this Agreement.

14.2	Whole Agreement

14.2.1
This Agreement contains the whole agreement between the Seller and the Purchaser relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Seller and the Purchaser in relation to the matters dealt with in this Agreement.

14.2.2	The Purchaser agrees and acknowledges that:

(i)
it is not entering into this Agreement on the basis of, and is not relying and has not relied on, any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except those expressly repeated or referred to in this Agreement or the Disclosure Letter; and

(ii)	save as expressly set out in this Agreement, no party or person connected with that party shall owe any duty of care to any other party or person connected to that party.

14.2.3
Each of the Seller and the Purchaser agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement and each of the Seller and the Purchaser waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking. The Purchaser further agrees and acknowledges that it shall not have, and shall not seek to claim, any right to rescind or terminate this Agreement after the date of this Agreement (other than pursuant to Clauses 4.2 and 6.4.1) and hereby waives all and any rights it may have in this regard.

14.2.4	In Clauses 14.2.1 to 14.2.2(i), references to “this Agreement” include the Disclosure Letter and all documents entered into pursuant to this Agreement.

14.2.5	Nothing in this Clause 14.2 excludes or limits any liability for fraud.

14.3	Assignment

14.3.1
Subject to Clause 14.3.2, no party shall assign, charge or otherwise dispose of any of its rights under this Agreement (whether in whole or in part) without the prior written consent of the other party.

14.3.2	The Purchaser may assign in whole or in part the benefit of this Agreement to any other member of the Purchaser’s Group, provided that:

(i)
if such assignee ceases to be a member of the Purchaser’s Group the benefit of this Agreement shall be deemed automatically by that fact to have been transferred to a member of the Purchaser’s Group immediately before such assignee ceases to be a member of the Purchaser’s Group; and

(ii)	the Seller’s or any other member of the Seller’s Group’s liability shall in no way be increased by such assignment.

14.4	Third Party Rights

14.4.1
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement, except to the extent set out in this Clause 14.4.

14.4.2	A Relevant Employee may enforce and rely on Clause 8.4 to the same extent as if it were a party to this Agreement.

14.4.3	The relevant member of the Seller’s Group may enforce and rely on Clause 2.1.7 to the same extent as if it were a party to this Agreement.

14.4.4	This Agreement may be terminated and any term may be amended or waived without the consent of a Relevant Employee.

14.5	Variation
No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Seller and the Purchaser.

14.6	Time of the Essence
Time shall be of the essence of this Agreement both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Seller and the Purchaser.

14.7	Method of Payment
Wherever in this Agreement provision is made for the payment by one party to the other, such payment shall be effected by crediting for same day value the account specified by the payee to the payer (reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.

14.8	Costs

14.8.1
The Seller shall bear all costs incurred by it and any other member of the Seller’s Group in connection with the preparation, negotiation and entry into of this Agreement and the sale of the Business Assets.

14.8.2
The Purchaser shall bear all such costs incurred by it and any other member of the Purchaser’s Group in connection with the preparation, negotiation and entry into of this Agreement and the purchase of the Business Assets.

14.9	Fees and Taxes

14.9.1
The Purchaser and the Seller shall each bear fifty (50) per cent. of the cost of all stamp duty, and all registration and transfer Taxes and duties or their equivalents in all jurisdictions where such fees, Taxes and duties are payable as a result of the transactions contemplated by this Agreement. The party with the applicable legal obligation for paying any such stamp duty or other fees, Taxes or duties shall be responsible for arranging the payment of such stamp duty, and all other such fees, Taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment. The Purchaser shall indemnify the Seller or any other member of the Seller’s Group against any Losses suffered by the Seller or other member of the Seller’s Group as a result of the Purchaser failing to comply with its obligations under this Clause 14.9 and the Seller shall indemnify the Purchaser or any other member of the Purchaser’s Group again any Losses suffered by the Purchaser or other member of the Purchaser’s Group as a result of the Seller failing to comply with its obligations under this Clause 14.9.

14.9.2
The Seller will be responsible for the preparation and filing of all Tax returns for the Seller for all periods as to which Tax returns are due after the Closing Date. The Seller will make all payments required with respect to any such Tax Return.

14.10	Interest
If the Seller or the Purchaser defaults in the payment when due of any sum payable under this Agreement its liability shall be increased to include interest on such sum from (and including) the date when such payment is due until (but excluding) the date of actual payment (after as well as before judgment) at a rate per annum of 2 per cent. above the base rate from time to time of The Royal Bank of Scotland plc. Such interest shall accrue on a daily basis and shall be compounded monthly.

14.11	Grossing-Up

14.11.1
Where any payment is made under this Agreement pursuant to an indemnity, compensation or reimbursement provision and that sum is subject to a charge to Taxation in the hands of the recipient (other than Taxation attributable to a payment of consideration, or a payment being properly treated as an adjustment to the consideration paid by the Purchaser for the Business), the sum payable shall be increased to such sum as will ensure that after payment of such Taxation (and after giving credit for any tax relief available to the recipient in respect of the matter giving rise to the payment) the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Taxation provided that if either party to this Agreement shall have assigned or novated the benefit in whole or in part of this Agreement then the liability of the other party under this Clause 14.11.1 shall be limited to that (if any) which it would have been had no such assignment or novation taken place.

14.11.2
Where any sum constituting an indemnity, compensation or reimbursement to any party to this Agreement (the “Party”) is paid to a person other than the Party but is treated as taxable in the hands of the Party, the payer shall promptly pay to the Party for all Taxation suffered by it in respect of the payment (after giving credit for any tax relief available to the Party in respect of the matter giving rise to the payment) provided that if either party to this Agreement shall have assigned or novated the benefit in whole or in part of this Agreement then the liability of the other party under this Clause shall be limited to that (if any) which it would have been had no such assignment or novation taken place.

14.12	Notices

14.12.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing in English; and

(ii)	delivered by hand, email, recorded delivery or courier using an internationally recognised courier company.

14.12.2	A Notice to the Seller shall be sent to the following address, or such other person or address as the Seller may notify to the Purchaser from time to time:
Forex Capital Markets L.L.C.
55 Water Street
50th Floor
New York, New York 10041
United States of America
Email: legal@fxcm.com
Attention: David Sassoon, General Counsel

14.12.3	A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Seller from time to time:
FX Publications, Inc.
311 South Wacker Drive
Suite 2675
Chicago
Illinois 60606
United States of America
Email: john.austin@ig.com
Attention: John Austin, Chief Analytics Officer
Copy to (which shall not constitute notice):
IG Group Holdings Plc
Cannon Bridge House, 25 Dowgate Hill, London, EC4R 2YA
Email: legal@ig.com
Marked for the attention of: General Counsel

14.12.4	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at 9.00 a.m. on the second Business Day following the date of posting, in the case of recorded delivery;

(ii)	at the time of delivery, if delivered by hand or courier; or

(iii)	the day after the date of transmission, if delivered by email, so long as the sender does not receive notice of failed delivery.

14.13	Invalidity

14.13.1
If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

14.13.2
To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 14.13.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 14.13.1, not be affected.

14.14	Counterparts
This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Seller and the Purchaser may enter into this Agreement by executing any such counterpart.

14.15	Governing Law and Submission to Jurisdiction

14.15.1	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with English law.

14.15.2
Each of the Seller and the Purchaser irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any proceedings arising out of or in connection with this Agreement shall be brought in such courts. Each of the Seller and the Purchaser irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

14.16	Appointment of Process Agent

14.16.1
The Seller hereby irrevocably appoints Forex Capital Markets Limited of Northern and Shell Building, Eighth Floor, 10 Lower Thames Street, London, EC3R 6AD as its agent to accept service of process in England and Wales in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Seller.

14.16.2	The Seller agrees to inform the Purchaser in writing of any change of address of such process agent within 14 days of such change.

14.16.3
If such process agent ceases to be able to act as such or to have an address in England and Wales, the Seller irrevocably agrees to appoint a new process agent in England and Wales acceptable to the Purchaser and to deliver to the Purchaser within 14 days a copy of a written acceptance of appointment by the process agent.

14.16.4
The Purchaser hereby irrevocably appoints Market Data Limited of Cannon Bridge House, 25 Dowgate Hill, London, EC4R 2YA as its agent to accept service of process in England and Wales in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Purchaser.

14.16.5	The Purchaser agrees to inform the Seller in writing of any change of address of such process agent within 14 days of such change.

14.16.6
If such process agent ceases to be able to act as such or to have an address in England and Wales, the Purchaser irrevocably agrees to appoint a new process agent in England and Wales acceptable to the Seller and to deliver to the Seller within 14 days a copy of a written acceptance of appointment by the process agent.

14.16.7	Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.
In witness whereof this Agreement has been duly executed on the date written at the beginning of it.

SIGNED by on behalf of Forex Capital Markets L.L.C.:
SIGNED by on behalf of FX Publications, Inc.:

Schedule 1
Owned Business IPR
(Clauses 1.1 and 2.1.2)
Part 1
Part 1.1
Transferring Domain Names
The Seller shall, at its own cost:
(a) on or prior to the Closing Date, take all steps and complete all formalities required to register each of the Transferring Domains Names in the name of the Purchaser (or another entity nominated by the Purchaser) and to transfer technical control of each of the Transferring Domain Names to the Purchaser (or to another entity nominated by the Purchaser), including:

(i)
instructing the Seller’s domain name service provider or any relevant domain name registry (as relevant) to transfer each of the Transferring Domain Names to the Purchaser (or to another entity nominated by the Purchaser reasonably acceptable to the Seller);

(ii)	executing and providing all necessary documents, papers, forms, zone file data and authorisations;

(iii)	providing any necessary online domain name account details and authorisation codes;

(iv)	completing the relevant change of registrant and administrative contact functions within such domain name accounts; and

(v)
providing any necessary email or other online confirmations to the Seller’s domain name service provider or domain name registry (as relevant) in respect of the transfer of the Transferring Domain Names; and

(b) the Seller shall do whatever else the Purchaser may require to perfect the transfer of the Transferring Domain Names to the Purchaser (or another entity nominated by the Purchaser) and, if requested by the Purchaser, to change registrars and webhosts for each of the Transferring Domain Names.

Part 1.2
Social Media Accounts
The Seller shall, at its own cost:
(a) on or prior to the Closing Date, take all steps and complete all formalities required to (i) transfer ownership of each of the Social Media Accounts to the Purchaser (or another entity nominated by the Purchaser) (where possible upon the Seller’s reasonable endeavours) and (ii) to transfer technical control of each of the Social Media Accounts to the Purchaser (or to another entity nominated by the Purchaser), including providing the Purchaser with the login details, passwords and any further verification or security information and authorisation codes required for full and effective access to and use of the Social Media Accounts; and
(b) do whatever else the Purchaser may reasonably require to perfect the transfer of the Social Media Accounts to the Purchaser (or another entity nominated by the Purchaser), including, where it is not possible despite the Seller’s reasonable endeavours to transfer ownership of a Social Media Account to the Purchaser (or another entity nominated by the Purchaser) on or prior to the Closing Date, to take all steps and complete all formalities required to transfer ownership of such Social Media Account to the Purchaser (or another entity nominated by the Purchaser) upon the Purchaser’s notification to the Seller that the Purchaser believes on reasonable grounds that such transfer has become possible upon the Seller’s reasonable endeavours.
Part 1.3
Unregistered Owned Business IPR
The Seller hereby assigns, with effect from the Closing Date, all of its rights, title and interest in the Owned Business IPR.
Part 2
List of unregistered Owned Business IPR
(a) Logo and Brand:

and any derivations of the above;
(b) other unregistered trade marks; and
(c) Other material unregistered Intellectual Property Rights (including unregistered design rights, computer software and databases, the Content Management System, the Chinese Language Mobile Application, Social Media Accounts, List of Leads, Source Code and Content Library).

Part 3
Transferring Domain Names

dailyfx.am
dailyfx.ar.com
dailyfx.at
dailyfx.be
dailyfx.biz
dailyfx.br.com
dailyfx.bz
dailyfx.ca
dailyfx.cc
dailyfx.ch
dailyfx.cn.com
dailyfx.co.in
dailyfx.co.jp
dailyfx.co.nz
dailyfx.co.za
dailyfx.com
dailyfx.com.co
dailyfx.com.es
dailyfx.com.gr
dailyfx.com.hk
dailyfx.com.mx
dailyfx.com.my
dailyfx.com.ph
dailyfx.com.tw
dailyfx.cx
dailyfx.de
dailyfx.de.com
dailyfx.dk
dailyfx.es
dailyfx.eu
dailyfx.eu.com
dailyfx.firm.in
dailyfx.fm
dailyfx.fr

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dailyfx.gb.net
dailyfx.gd
dailyfx.gen.in
dailyfx.gr
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dailyfx.hk
dailyfx.hu.com
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dailyfx.org
dailyfx.org.cn
dailyfx.org.es
dailyfx.org.in
dailyfx.org.uk
dailyfx.ph
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dailyfx.ru.com
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dailyfx.se
dailyfx.se.com

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dailyfxforums.com
dailyfxforums.net
dailyfxforums.org
dailyfxplus.biz
dailyfxplus.com
dailyfxplus.net
dailyfxplus.org
dailyfxondemand.com
Part 4
Social Media Accounts
(a) The Facebook account of the Business at https://www.facebook.com/DailyFX/;
(b) the Twitter account of the Business at https://twitter.com/DailyFX;
(c) the YouTube account of the Business at https://www.youtube.com/user/DailyFXNews;
(d) the Wechat account of the Business identified by the account name “DailyFX” and the business name “Technementals Technology (Shenzhen) Co., Ltd China”;
(e) the Google+ account of the Business at https://plus.google.com/+dailyfx; and
(e) the following app store accounts of the Business: (i) http://itunesconnect.apple.com; (ii) http://play.google.com/apps/publish/; and (iii) http://as.baidu.com.

Schedule 2
Relevant Employees

1	Transfer of Relevant Employees

1.1	Transfer of Germany-based Employee

1.1.1
The parties acknowledge that the relevant member of the Purchaser’s Group has offered to enter into an individualised Employee Transfer Agreement (in substantially the form attached hereto as Annex B) with the Germany-based Relevant Employee, which shall implement and regulate the mutual termination of employment with the Seller or relevant member of the Seller’s Group and the entry into of a new employment relationship with the Purchaser or the relevant member of the Purchaser’s Group, respectively.

1.1.2
Upon Closing, the individualised Employee Transfer Agreement referred to in paragraph 1.1.1 shall become effective, and the Germany-based Relevant Employee’s employment with the Seller or relevant member of the Seller’s Group shall terminate pursuant to the terms of the individualised Employee Transfer Agreement.

1.2	Transfer of U.S.-based Relevant Employees

1.2.1
The parties acknowledge that the relevant member of the Purchaser’s Group has issued an Offer Letter to each U.S.-based Relevant Employee, and that each U.S.-based Relevant Employee has accepted the terms of such Offer Letter.

1.2.2
Upon Closing, the terms of the Offer Letters referred to in paragraph 1.2.1 shall become effective and the Seller shall immediately release, or procure that the relevant member of the Seller’s Group immediately releases, each U.S.-based Relevant Employee from their employment.

1.3	Transfer of U.S.-based Delayed Employee

1.3.1
The Purchaser and the Seller shall cooperate to obtain the appropriate U.S. visa to permit the U.S.-based Delayed Employee to work in the United States for the Purchaser or the relevant member of the Purchaser’s Group (the “U.S. Visa”).

1.3.2
The parties acknowledge that the relevant member of the Purchaser’s Group has issued an Offer Letter to the U.S.-based Delayed Employee, that the employment of the U.S.-delayed Employee is conditional on the U.S.-delayed Employee being granted the U.S. Visa, and that the U.S.-based Delayed Employee has accepted the terms of the Offer Letter.

1.3.3
Upon the U.S.-delayed Employee being granted the U.S. Visa, the terms of the Offer Letter referred to in paragraph 1.3.2 shall become effective and the Seller shall immediately release, or procure that the relevant member of the Seller’s Group immediately releases, the U.S.-based Delayed Employee from her employment.

1.3.4
For the avoidance of any doubt, between Closing and the date on which the U.S.-based Delayed Employee’s employment with the Purchaser or relevant member of the Purchaser’s Group becomes effective pursuant to paragraph 1.3.3, the U.S.-based Delayed Employee shall remain an employee at will of the relevant member of the Seller’s Group, and shall provide services to the Purchaser’s Group under the Transitional Services Agreement.

1.3.5	Nothing in this paragraph 1.3:

(i)
shall prohibit the relevant member of the Seller’s Group from lawfully terminating for Cause the U.S.-based Delayed Employee’s employment at any time prior to the U.S.-based Delayed Employee’s employment with the Purchaser or relevant member of the Purchaser’s Group becoming effective pursuant to paragraph 1.3.3;

(ii)	shall restrict or otherwise limit the right of the U.S.-based Delayed Employee to voluntarily resign her employment with the Seller or relevant member of the Seller’s Group; or

(iii)	constitutes an employment contract between the U.S.-based Delayed Employee and the Seller or relevant member of the Seller’s Group.

1.3.6
If the U.S. Visa is not granted within six months of Closing, the Seller’s and the Purchaser’s respective rights and obligations under this paragraph 1.3 shall immediately cease unless the Seller and the Purchaser agree otherwise in writing.

1.3.7
For the purposes of this Schedule 2, “Cause” shall have the same meaning as in any applicable severance plan or policy of the Seller or, if there is no such plan or policy, any act or omission constituting gross misconduct.

1.4	Transfer of China-based Relevant Employees

1.4.1	The parties acknowledge that the Purchaser’s Group has sent a “letter of intent” to each China-based Relevant Employee.

1.4.2
Upon China Newco becoming permitted to lawfully employ the China-based Relevant Employees, China Newco will make offers of employment to each of the China-based Relevant Employees still employed by the Seller or relevant member of the Seller’s Group. Any such offer of employment shall be on substantially the same terms as those on which such China-based Relevant Employee was employed and provide for the continuation of any accrued entitlements, in each case as at the Closing Date. Any requirement under applicable local law for the payment of severance pay (“economic compensation”) to any such China-based Relevant Employee for the period from and including the date on which such China-based Relevant Employee’s employment with China Newco becomes effective to and including the date falling 30 days thereafter shall be borne by the Seller and thereafter by the Purchaser. Upon a China-based Relevant Employee resigning from their employment, the Seller shall immediately release, or procure that the relevant member of the Seller’s Group immediately releases, such China-based Relevant Employee from their employment.

1.4.3
For the avoidance of any doubt, between Closing and the date on which the China-based Relevant Employees’ employment with China Newco becomes effective (being no later than six months from Closing) pursuant to paragraph 1.4.2, the China-based Relevant Employees shall remain employees of the relevant member of the Seller’s Group, and shall provide services to the Purchaser’s Group under the Transitional Services Agreement.

1.4.4
Nothing in this paragraph 1.4 shall prohibit the relevant member of the Seller’s Group from lawfully terminating for Cause the employment of any China-based Relevant Employee at any time prior to such China-based Relevant Employee’s employment with China Newco becoming effective pursuant to paragraph 1.4.2.

2	Indemnity for claims relating to Undisclosed Employees and obligations in respect of Relevant Employees

2.1
Subject to paragraph 2.2, if any person other than a Relevant Employee (an “Undisclosed Employee”) alleges that as a result (whether directly or indirectly) of the sale of the Business Assets pursuant to this Agreement, his contract of employment, or any liability in connection with his employment or its termination, has transferred to the Purchaser, or to an agent or contractor of the Purchaser, pursuant to applicable local laws then the Purchaser must give written notice to the Seller as soon as reasonably practicable upon becoming aware of the same (the “Notice”).

2.2
If the German-based Relevant Employee does not sign an Employment Transfer Agreement prior to Closing (or if before Closing the German-based Relevant Employee or any Additional French Employee terminates an Employment Transfer Agreement which he has previously signed), and he alleges that as a result (whether directly or indirectly) of the sale of the Business Assets pursuant to this Agreement, his contract of employment, or any Liability in connection with his employment or its termination, has transferred to the Purchaser, or to an agent or contractor of the Purchaser, pursuant to applicable local laws, he shall be treated as an Undisclosed Employee for the purposes of paragraph 2.1 above.

2.3
The Purchaser, the agent or the contractor may terminate the employment of such Undisclosed Employee within 15 Business Days from the date the Notice is given and must, as soon as reasonably practicable, give written notice to the Seller of the same, and the Seller shall indemnify the Purchaser on behalf of itself, its agent or its contractor on an ongoing basis against all Employment Losses which the Purchaser or its agent or contractor incurs in relation to such Undisclosed Employee, whether such Employment Losses relate to a period before or after the Closing Date, including any Employment Losses arising from the termination of the employment of such an Undisclosed Employee. For the avoidance of doubt, if the Purchaser, the agent or the contractor do not terminate the employment of such Undisclosed Employee within 15 Business Days from the date the Notice is given, the Seller shall not be obliged to indemnify the Purchaser on behalf of itself, its agent or its contractor on an ongoing basis against any Employment Losses which the Purchaser or its agent or its contractor incurs in relation to such Undisclosed Employee from and after the expiry of such 15-Business Day period.

2.4
From the date on which the Relevant Employees’ employment with the Purchaser, relevant member of the Purchaser’s Group or China Newco (as the case may be) becomes effective pursuant to paragraph 1 above, the Purchaser will perform and discharge all of its obligations in respect of the Relevant Employees relating to their employment with the Purchaser or any member of the Purchaser’s Group, subject, in respect of the Germany-based Relevant Employee and any Additional French Employees, to the entry into of the Employee Transfer Agreement by the Germany-based Relevant Employee and any Additional French Employees and the Seller (or relevant member of the Seller’s Group), and the Purchaser shall indemnify the Seller accordingly.

2.5
Subject to paragraph 2.4, the Seller will perform and discharge, and shall procure that the relevant member of the Seller’s Group performs and discharges, all of its obligations in respect of the Relevant Employees relating to their employment with or termination of employment by the Seller or relevant member of the Seller’s Group, including, without limitation, responsibility for all Employment Losses arising from or relating to such employment or its termination, and the Seller shall indemnify the Purchaser accordingly.

3	Conduct of Employment Claims

3.1
If either party becomes aware of any matter that might give rise to it (the “Beneficiary”) having a claim under an indemnity set out in this Schedule against the other party (the “Covenantor”), the following provisions apply:

3.1.1
the Beneficiary will immediately give written notice to the Covenantor of the matter in respect of which the indemnity is being claimed (stating in reasonable detail the nature of the matter and, so far as practicable, the amount claimed) and will consult with the Covenantor with respect to the matter. If the matter has become the subject of any proceedings, the Beneficiary will give notice within sufficient time to enable the Covenantor to contest the proceedings before any first instance judgment in respect of such proceedings is given; and

3.1.2	the Beneficiary will:

(i)
take such action and institute such proceedings, and give such information and assistance, as the Covenantor or its insurers may reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter or enforce against any person (other than the Covenantor) the rights of the Beneficiary or its insurers in relation to the matter;

(ii)
in connection with any proceedings related to the matter (other than against the Covenantor), use professional advisers nominated by the Covenantor or if its insurers so request, allow the Covenantor or its insurers the exclusive conduct of the proceedings in each case on the basis that the Covenantor will fully indemnify the Beneficiary for all costs incurred as a result of any request or nomination by the Covenantor or its insurers and provided that the Covenantor shall take into account in the conduct of the proceedings any reasonable concern of the Beneficiary which is notified to the Covenantor by the Beneficiary provided that the Covenantor shall provide reports to the Beneficiary upon reasonable request relating to the material aspects of any claim including, where requested by the Beneficiary, such additional information and documentation as may be required; and

(iii)	not admit liability in respect of or settle the matter without the prior written consent of the Covenantor such consent not to be unreasonably withheld, delayed or conditioned; and

3.1.3
if the Covenantor has the conduct of any litigation and negotiations in connection with a claim, the Covenantor will promptly take all proper action to deal with the claim so as not, by any act or omission in connection with the claim, to cause the Beneficiary to be in breach of its obligations to its current or past employees or to cause the Beneficiary's business interests to be materially prejudiced.

3.2
The indemnities given by the Covenantor in this Schedule are without prejudice (but not so as to enable any double recovery) to any rights which any Beneficiary may have at law or otherwise including, but not limited to, any right of contribution.

3.3
The indemnities contained in this Schedule will, for the avoidance of doubt, extend to include all costs and expenses suffered or reasonably incurred by the Beneficiary in connection with enforcing its rights under this Schedule.

3.4	The rights of each party under this Schedule:

3.4.1	may be exercised as often as necessary;

3.4.2	are cumulative and not exclusive of rights or remedies provided by law; and

3.4.3	may be waived only in writing and specifically.

3.5	Delay in exercising or non-exercise of any such right is not a waiver of that right.

Annex B to Schedule 2
Template Employee Transfer Agreement

Vereinbarung über den Übergang des Arbeitsverhältnisses	Transfer of Employment Agreement
Zwischen	Between
(3) Forex Capital Markets Limited, 8th Floor Northern and Shell Building, 10 Lower Thames Street, London RC3R 6AD, GB,
der derzeitige Arbeitgeber („Forex“), hier vertreten durch ihren [Position]	the current employer (“Forex“), represented here by its [Position]
[Name der/des Vertreter/s]/[Name of representative/s]
Und	And
(4) IG Markets Limited Deutsche Zweigniederlassung, Königsallee 50, 40212 Düsseldorf, Deutschland,
der neue Arbeitgeber (die “Gesellschaft”), hier vertreten durch ihren Niederlassungsleiter	the new employer (the “Company”), represented here by its branch manager
Mr. Michael Lippa

Und	And
(5) Mr. Timo Emden, Kaethe-Niederkirchnerstrasse 14, 10407 Berlin,
(der “Arbeitnehmer”) - Forex, die Gesellschaft und der Arbeitnehmer auch die “Parteien” genannt.	(the “Employee”) - Forex, the Company and the Employee also referred to as the “Parties”.

Präambel	Preamble
Der Arbeitnehmer ist derzeit bei Forex gemäß den Bedingungen eines Arbeitsvertrages beschäftigt, der zwischen dem Arbeitnehmer und Forex geschlossen wurde. Gemäß eines zwischen der FX Publications, Inc. (der „Käufer“) und der Forex Capital Markets L.L.C. (der „Verkäufer“) geschlossenen Asset Purchase Agreements (das „APA”) hat der Verkäufer zugestimmt, das Betriebsvermögen der auf den Devisenmarkt spezialisierten und vom Verkäufer weltweit betriebenen Website, die dem Verkäufer gehört und die unter dem Namen DailyFX firmiert und die Nachrichten, Marktanalysen und technische Analysen in allen großen Devisenmärkten zur Verfügung stellt, zu verkaufen und der Käufer hat zugestimmt, selbiges zu kaufen. Aus diesem Grund soll das Arbeitsverhältnis des Arbeitnehmers einvernehmlich von Forex auf die Gesellschaft übergehen, weshalb die Parteien Folgendes vereinbaren:

The Employee is currently employed by Forex  pursuant to the terms of a contract of employment agreed by the Employee and Forex. Pursuant to an asset purchase agreement (the “APA”) between FX Publications, Inc. (the “Purchaser”) and Forex Capital Markets L.L.C. (the “Seller”), the Seller has agreed to sell and the Purchaser has agreed to purchase, the business assets of the foreign exchange specialised website owned by the Seller and trading under the DailyFX name providing news, market analysis and technical analysis in all major foreign exchange markets globally carried on by the Seller. Therefore, the Employee is to mutually transfer to the Company from Forex, and the Parties agree the following:

1 Aufhebung des Arbeitsvertrages mit Forex	1 Termination of Employment with Forex
1.1    Der Arbeitnehmer und Forex sind sich darüber einig, dass der zwischen ihnen geschlossene Arbeitsvertrag mit Ablauf des Datums endet, an dem das zwischen dem Verkäufer und dem Käufer geschlossene APA vollzogen wird, nachfolgend das „Beendigungsdatum“ genannt.

1.1    The Employee and Forex agree that the Employment Contract agreed between them terminates upon the expiry of the date on which the APA signed between the Seller and the Purchaser takes effect, hereinafter the “Termination Date”.

1.2 Jegliche andere zwischen dem Arbeitnehmer und Forex oder einem mit Forex verbundenen Unternehmen geschlossenen Arbeits- oder Dienstverträge werden ebenfalls mit dem Beendigungsdatum enden.	1.2 Any other employment or service agreement between the Employee and Forex or an affiliate of Forex will also terminate upon the Termination Date.
1.3 Der Zeitpunkt des Vollzuges des APA („Closing“) richtet sich nach den darin vereinbarten entsprechenden Bestimmungen.	1.3 The date on which the APA takes effect (“Closing Date”) is subject to the relevant provisions agreed therein.

2 Arbeitsverhältnis mit der Gesellschaft	2 Employment with the Company
2.1 Der Arbeitnehmer wird von der Gesellschaft ab dem auf das Beendigungsdatum folgenden Tag angestellt.	2.1 The Employee shall be employed by the Company with effect from the date following the Termination Date.
2.2    Die Gesellschaft erkennt hiermit alle vorherigen Dienstjahre des Arbeitnehmers mit Forex in Bezug auf jegliche mit der Dienstzugehörigkeit zusammenhängenden Ansprüche an (ausgenommen sind Doppelzahlungen von Versicherungs- oder sonstigen Leistungen sowie Pensionsleistungen und Krankenversicherungs- und Lebensversicherungsbeiträge für Ruheständler, soweit vorhanden). Für alle weiteren Zwecke ist der dem Ablauf des Beendigungsdatums folgende Tag das maßgebliche Datum zur Berechnung der Dauer der Dienstzugehörigkeit des Arbeitnehmers mit der Gesellschaft .

2.2    The Company hereby acknowledges all prior years of service of the Employee with Forex for any entitlements depending on such years of service (without duplication of coverage or benefits, and excluding pension benefits, and retiree medical or retiree life insurance, if any). For all further purposes, the date following the expiry of the Termination Date is the authoritative date when calculating length of service of the Employee with the Company.

2.3    Der Arbeitnehmer und die Gesellschaft sind sich darüber einig, dass die Bedingungen des Arbeitsverhältnisses in einem neuen Arbeitsvertrag festgelegt werden, der zwischen dem Arbeitnehmer und der Gesellschaft vor dem Beendigungsdatum geschlossen wird und der in Übereinstimmung mit Ziffer 2.1 dieser Vereinbarung über den Übergang des Arbeitsverhältnisses in Kraft tritt.

2.3    The Employee and the Company agree that the terms and conditions of employment shall be set out in a new employment agreement to be entered into between the Employee and the Company prior to the Termination Date and which shall take effect in accordance with clause 2.1 of this Transfer of Employment Agreement.

2.4    Alle ausstehenden Urlaubsansprüche, die bis zum Beendigungsdatum entstanden sind, werden auf das Arbeitsverhältnis mit der Gesellschaft übertragen und der Verkäufer wird dem Käufer zum Zeitpunkt des Closing den angesammelten Betrag hieraus sowie den entsprechenden Arbeitgeberanteil zur Lohnsteuer auszahlen.

2.4    All outstanding holiday accrued as of the Termination Date will be transferred to the employment with the Company, and the Seller shall pay to the Purchaser on the Closing Date the aggregate amount thereof, plus the employer’s share of employment taxes thereon.

3 Keine Abfindungsansprüche	3 No Severance Claims

Dem Arbeitnehmer stehen keine Abfindungs- oder sonstigen Zahlungsansprüche aufgrund des Vollzugs dieser Vereinbarung über den Übergang des Arbeitsverhältnisses zu und er verzichtet auf jegliche Ansprüche gegenüber Forex, die er aufgrund der Beendigung des Arbeitsverhältnisses mit Forex  und des Übergangs des Arbeitsverhältnisses auf die Gesellschaft haben könnte.

The Employee does not have any severance or other payment claims as a result of the consummation of this Transfer of Employment Agreement and waives any claims he may have against Forex as a result of the termination of the employment relationship with Forex and transfer of employment to the Company.

4 Sonstiges	4 Miscellaneous
4.1    Diese Vereinbarung über den Übergang des Arbeitsverhältnisses (zusammen mit dem neuen Arbeitsvertrag, der zwischen dem Arbeitnehmer und der Gesellschaft abgeschlossen wird) ersetzt und löst jegliche vorherigen mündlichen oder schriftlichen Vereinbarungen in Bezug auf die Bedingungen des Arbeitsverhältnisses des Arbeitnehmers mit der Gesellschaft oder einer verbundenen Gesellschaft ab.

4.1    This Transfer of Employment Agreement (together with the new employment contract to be entered into between the Employee and the Company) supersedes and replaces any and all prior oral or written discussions or agreements relating to the terms of the Employee’s employment with the Company and any company affiliated with it.

4.2    Der Arbeitnehmer wird den Inhalt dieser Vereinbarung über den Übergang des Arbeitsverhältnisses vertraulich behandeln. Diese Verpflichtung bleibt auch nach der Beendigung des Arbeitsverhältnisses mit der Gesellschaft bestehen.
4.2 The Employee will treat the content of this Transfer of Employment Agreement as confidential. This obligation will continue to apply after the termination of the employment with the Company.
4.3    Sollte eine Bestimmung dieser Vereinbarung über den Übergang des Arbeitsverhältnisses ganz oder teilweise unwirksam sein oder werden, so wird hierdurch die Wirksamkeit der übrigen Bestimmungen nicht berührt. Anstelle der unwirksamen Bestimmung werden die Parteien eine wirksame Bestimmung vereinbaren, die dem Sinn und Zweck der unwirksamen Bestimmung am nächsten kommt. Das gilt auch dann, wenn die Unwirksamkeit der Bestimmung auf einem Maß der Leistung oder der Zeit beruht; es gilt dann das rechtlich zulässige Maß.

4.3    If any provision of this Transfer of Employment Agreement is or becomes in total or in part ineffective, the effectiveness of the other provisions is not affected thereby. The Parties will agree to replace any ineffective provisions by an effective provision which corresponds as closely as possible to the intention and purpose of the ineffective provision. The same will apply if the ineffectiveness is based on a measurement of performance or time, in which case the extent permitted by law shall be applicable.

5 Anwendbares Recht	5 Governing Law

Diese Vereinbarung über den Übergang des Arbeitsverhältnisses untersteht und wird nach den Gesetzen Deutschlands ausgelegt und die Parteien erkennen die Zuständigkeit der deutschen Gerichte unwiderruflich an.
This Transfer of Employment Agreement shall be governed by and construed in accordance with the laws of Germany and the Parties irrevocably submit to the jurisdiction of the courts of Germany.

Arbeitnehmer/Employee
Ort/Place: ____________________________________
Datum/Date: ____________________________________
Unterschrift/Signature: ____________________________________ Timo Emden

Für die Forex Capital Markets Limited /On behalf of Forex Capital Markets Limited:
Ort/Place: ____________________________________
Datum/Date: ____________________________________
Unterschrift/Signature: ____________________________________ [Name des Vertreters der lokalen Verkäufereinheit]/[Name of Representative of Local Seller Entity], [Position]

Für die IG Markets Limited, Deutsche Zweigniederlassung/On behalf of IG Markets Limited, Deutsche Zweigniederlassung:
Ort/Place: ____________________________________
Datum/Date: ____________________________________
Unterschrift/Signature: ____________________________________ Michael Lippa, Niederlassungsleiter/branch manager

Schedule 3
Allocation of Purchase Price
(Clauses 3.3)

1
The consideration for the purchase of the Business Assets (including the Assumed Liabilities) shall be allocated between each of the following asset classes included in the sale of the Business Assets, as applicable, as set out below:

Asset Class	Amount
(i) Cash and Cash Equivalents	Not applicable
(ii) Publicly Traded Personal Property	Not applicable
(iii) Mark-to-Market Assets	Not applicable
(iv) Inventory	Book Value
(v) PPE, Equipment and other Tangible Assets	Book Value
(vi) Intangible Assets	Remainder

Schedule 4
Closing Obligations
(Clause 4)

1	Seller’s Obligations

1.1	General Obligations
On Closing, the Seller shall deliver or make available to the Purchaser the following:

1.1.1	the Employee Transfer Agreement for the German-based Relevant Employee, duly signed by the relevant member of the Seller’s Group;

1.1.2	Employee Transfer Agreements for any Additional French Employees, duly signed by the relevant member of the Seller’s Group;

1.1.3	the Transitional Services Agreement duly executed by the Seller;

1.1.4	the List of Leads;

1.1.5	the Advertising Agreement duly executed by the Seller;

1.1.6
evidence that the Seller is authorised to execute this Agreement, the Advertising Agreement, the Transitional Services Agreement and any and all agreements and documents with respect to the transactions contemplated by the foregoing;

1.1.7
evidence satisfactory to the Purchaser that all existing systems of the Seller or any other member of the Seller’s Group are disabled to the extent required so that the Seller and its Affiliates are no longer able to access electronically the list of subscribers contained in the Aweber Account and the List of Leads (other than, in each case, FXCM Customers);

1.1.8	assignments of unregistered Owned Business IPR in accordance with Schedule 1, to the extent it has been possible to prepare and execute these by Closing;

1.1.9	a properly executed (a) affidavit of non-foreign status from the Seller that complies with Section 1445 of the Code and (b) IRS Form W-9;

1.1.10	those Business Assets which are capable of transfer by delivery;

1.1.11	evidence reasonably satisfactory to the Purchaser of the termination, without cost to the Purchaser, of the Outsourcing Agreements;

1.1.12	releases or waivers in respect of the Encumbrances affecting any of the Business Assets; and

1.1.13
all other books, records and other information relating to the Business and all information relating to customers, suppliers, agents and distributors and other information relating to the Business (including the Relevant Employees) as the Purchaser may reasonably require and copies, or, at the Seller’s option, originals of any such books, records, documents or other information in the possession or control of the Seller which relate only in part to the Business and which the Purchaser may reasonably require, and shall permit the Purchaser to enter into and take possession of the Business Assets.

2	Purchaser’s Obligations
On Closing, the Purchaser shall deliver or make available to the Seller:

2.1.1	the Transitional Services Agreement duly executed by the Purchaser;

2.1.2	the Advertising Agreement duly executed by the Purchaser;

2.1.3	all applicable transaction tax exemption or resale certificates associated with the Business Assets; and

2.1.4	evidence that the Purchaser is authorised to execute this Agreement, the Advertising Agreement and the Transitional Services Agreement.

Schedule 5
Warranties given by the Seller
(Clause 8.1)
Unless the context otherwise requires, and with the exception of paragraph 14, specific references in this Schedule 5 to the “Seller” shall be deemed to refer to the Seller only in relation to the Business Assets being sold by it under this Agreement.

1	Books and Records

1.1	The registers, statutory books and books of account of the Business:

1.1.1	are up-to-date;

1.1.2	are maintained in accordance with applicable law on a proper and consistent basis; and

1.1.3	contain complete and accurate records of all matters required to be dealt with in such books and records.

1.2
All registers, books and records referred to in paragraph 1.1 and all other documents (including documents of title and copies of subsisting agreements to which the Seller is a party) which are the property of the Seller are in the possession of (or under the control) of the Seller and no notice that any of such registers, books and records is incorrect or should be rectified has been received by the Seller in the past three years.

2	Accounts

2.1	Latest Accounts
The Accounts have been prepared so as to give a true, not misleading and materially accurate view of the assets, liabilities and state of affairs of the Business, including DailyFX site traffic, DailyFX Leads, DailyFX first trades and DailyFX Client Losses, at the Accounts Date and of the profits or losses for the period concerned.

2.2	DailyFX Converted Account Information Provided Since the Accounts Date
The DailyFX Converted Account Information provided by the Seller to the Purchaser since the Accounts Date has been:

2.2.1	prepared by the Seller on a consistent basis with the Accounts;

2.2.2	extracted from the same data source as any customer account information used by the Seller in the announcement of external monthly information; and

2.2.3
prepared so as to give a true, not misleading and materially accurate view of the assets, liabilities and state of affairs of the Business, including DailyFX site traffic, DailyFX Leads, DailyFX first trades and DailyFX Client Losses, since the Accounts Date and of the profits or losses for the period concerned.

3	Assets

3.1	Ownership of Assets
All the Business Assets:

3.1.1	are legally and beneficially owned by the Seller;

3.1.2	are, where capable of possession, in the possession or under the control of the Seller;

3.1.3	are free from Encumbrances; and

3.1.4	are not the subject of any factoring arrangement, conditional sale or credit agreement.

3.2	Sufficiency of Assets
The Business Assets comprise all the property, rights and assets necessary for the carrying on of the Business in substantially the manner in and to the extent to which it is presently conducted.

4	Intellectual Property Rights and Information Technology

4.1	Ownership etc.

4.1.1	All Business IPR is either legally and beneficially owned by the Seller or lawfully used with the consent of the owner under a licence, a copy of which is in the Data Room;

4.1.2	to the best of the Seller’s knowledge, all Owned Business IPR is not being infringed or used without authorisation, attacked or opposed by any person; and

4.1.3	all Owned Business IPR is not subject to any Encumbrance or any licence or authority in favour of another, and no claims have been made and no intellectual property applications are pending which if pursued or granted might be material to the truth and accuracy of any of the above.

4.2	Unregistered Intellectual Property Rights
Part 1.3 of Schedule 1 lists complete, accurate and current details of all unregistered Intellectual Property Rights (excluding trade marks) forming part of the Owned Business IPR and which is likely to be material to the Business.

4.3	Validity
To the best of the Seller’s knowledge, the Owned Business IPR (other than Know-how) is (or, in the case of pending applications, will be) valid and enforceable.

4.4	Infringement of Intellectual Property Rights of Third Parties
To the best of the Seller’s knowledge, the processes employed and the products and services offered by the Seller in respect of the Business do not infringe or make unlawful use of Intellectual Property Rights of third parties and no claims of infringement of any such rights have been made by any third party.

4.5	Licences
All licences of Intellectual Property Rights to or from the Seller relating to the Business are disclosed in the Data Room and, in respect of each such licence:

4.5.1	it is in full force and effect, no notice having been given on either side to terminate it;

4.5.2	no circumstances exist or have existed which would entitle a party to terminate or vary it;

4.5.3
neither entering into, nor compliance with, nor completion of, this Agreement will entitle a party to terminate it, vary it, or make a claim under it, or result in any other adverse consequences for the Seller (including the loss of any right or benefit) under it;

4.5.4
the obligations of all parties thereto have been fully complied with in all material respects and, to the best of the Seller’s knowledge, no disputes that would entitle a party to terminate it have arisen or are reasonably foreseeable in respect thereof; and

4.5.5
where such licences are of such a nature that they could be registered with the appropriate authorities and where such registration would have the effect of strengthening the Seller’s rights they have been so registered.

4.6	Business Know-how
To the best of the Seller’s knowledge, there has been no misuse of Business Know-how by any person and the Seller has not made any disclosure of Business Know-how to any person other than the Purchaser, except properly and in the ordinary and usual course of business and on the basis that such disclosure is to be treated as being of a confidential character.

4.7	Information Technology

4.7.1
For the purposes of this paragraph 4.7, “Business IT” means all Information Technology which in the two years immediately before Closing has been used by the Seller exclusively in the Business. Each element of the Business IT is owned by, or validly used under an agreement with, the Seller.

4.7.2	Save for the elements of the Business IT to be provided under the Transitional Services Agreement, the Business Assets comprise all of the Seller’s right, title and interest in the Business IT.

4.7.3	The Business IT is in good working order and is sufficient to satisfy the current business requirements (including requirements as to data volumes) of the Business.

4.7.4	In the past three years there have been no performance reductions or breakdowns of any Business IT which have had (or are having) a material adverse effect on the Business.

4.7.5	All agreements relating to the Business IT are provided under written contracts with the Seller, true copies of which are attached to the Disclosure Letter. In relation to each such contract:

(i)	it is in full force and effect, no notice having been given by the parties to it to terminate it; and

(ii)	no disputes have arisen and the obligations of the parties thereto have been fully complied with.

4.7.6
In the past three years there have been no security breaches affecting any Business IT or any unauthorised disclosures of data which, in either case, have had (or are having) a material adverse effect on the Business. The Seller:

(i)	has security measures in place to protect the Business IT that are in accordance with current industry practice;

(ii)	has carried out regular penetration testing on the Business IT and any weaknesses detected by such testing have, to the best of the Seller’s knowledge, been remedied; and

(iii)	has procedures to back up data and disaster recovery plans that are in accordance with current industry practice.

4.8	Data Protection

4.8.1
The Seller has materially complied in the past three years with all applicable requirements (including notification requirements) of the Data Protection Legislation in the U.S., the United Kingdom, the European Union, Australia, Hong Kong and China, in each case with respect to the Business.

4.8.2
Details of all the fair processing information used in the Business in the past three years, and the procedures for obtaining consent from individuals for marketing, have been included in the Data Room. The Business IT has the functionality to record any consents and refusals or withdrawal of consents to receiving direct marketing material, and all such consents or refusals or withdrawal of consents have been recorded and retained using such functionality.

4.8.3
In the past three years, no Data Protection Authority has alleged that the Seller has failed to comply with Data Protection Legislation or threatened to conduct an investigation into or take enforcement action against the Seller.

4.8.4
The Seller has not been involved in a dispute with an individual in respect of any infringement or, to the best of the Seller’s knowledge, alleged infringement of the Data Protection Legislation and the Seller has not received a written claim for compensation from any individual in respect of any such infringement or alleged infringement in the previous three years.

4.8.5
The transfer to the Purchaser of the personal data comprised in the Business Assets will materially comply with Data Protection Legislation in the U.S., the United Kingdom, the European Union, Australia, Hong Kong and China, in each case with respect to the Business.

5	Effect of Transaction
Neither entering into, nor compliance with, nor completion of this Agreement for the transfer of the Business Assets will:

5.1.1	to the best of the Seller’s knowledge, cause the Business to lose the benefit of any right or privilege it presently enjoys;

5.1.2	to the best of the Seller’s knowledge, cause any person who normally does business with or gives credit to the Business not to continue to do so on the same or a substantially similar basis; and

5.1.3
to the best of the Seller’s knowledge, result in a material breach of, or give any third party a right to terminate or vary, or result in any Encumbrance under, any contract or arrangement comprised in the Business Assets.

6	Relevant Employees and Employee Benefits

6.1	Relevant Employees and Terms of Employment

6.1.1	The Disclosure Letter contains details, in relation to the Business, of:

(i)	the total number of Relevant Employees;

(ii)	the salary and other benefits, period of continuous employment, location, grade and age of each Relevant Employee;

(iii)	where any Relevant Employee is absent from work (other than by reason of any vacation or scheduled non-work day), the reason for the absence;

(iv)	the contract of employment of each Relevant Employee;

(v)	the standard terms and conditions of each grade or category of Relevant Employee;

(vi)	details of any Relevant Employees employed on materially different terms from the standard terms and conditions of employment;

(vii)	details of any enhanced redundancy pay arrangements (contractual or otherwise), if any, applicable to the Relevant Employees;

(viii)	details of material policies applicable to the Relevant Employees including on sickness and sick pay, maternity, paternity and adoption leave and pay;

(ix)	details of the Relevant Employees showing role, period of continuous employment, employer, salary, grade, applicable bonus scheme(s) and other material benefits; and

(x)	the terms of any agreements with third parties for the supply of temporary workers.

6.1.2
The Seller has not entered into any arrangement regarding any future variation in any contract of employment in respect of any of the Relevant Employees or any agreement imposing an obligation on the Purchaser to increase the basis and/or rates of remuneration and/or the provision of other benefits in kind.

6.2	Termination of Employment

6.2.1
Subject to the requirements of applicable law, any written or unwritten contract of employment with any Relevant Employee can be terminated by three months’ notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

6.2.2
No Relevant Employee has given or received notice to terminate his or her employment (except for any releases from employment in respect of each of the Germany-based Relevant Employee, the China-based Relevant Employees and the U.S.-based Relevant Employees as referred to in paragraph 1 of Schedule 2).

6.2.3	In the past 12 months, there have been no proposals to terminate the employment of any Relevant Employee.

6.2.4
No liability which remains undischarged has been incurred, and no liability may be incurred, by any member of the Seller’s Group for breach of any contract of employment with any Relevant Employee, or for breach of a statutory obligation in respect of any Relevant Employee or for failure to comply with any order for the reinstatement or re-engagement of any Relevant Employee.

6.2.5
In the six months prior to the date of this Agreement, no member of the Seller’s Group has agreed to make any payment or provided any benefit to any Relevant Employee or any dependant of any such persons in connection with the proposed termination or suspension of employment or variation of any contract of employment of any such Relevant Employee.

6.3	Trade Unions, Works Councils and Employee Representative Bodies
The Disclosure Letter lists:

6.3.1
all works councils and employee representative bodies which by law or any collective bargaining agreement have the right to be informed and/or consulted on matters which affect the Relevant Employees; and

6.3.2
all union recognition agreements, collective agreements, works council and European Works Council agreements between the Seller and such bodies (other than national collective bargaining agreements or industry wide collective agreements) relevant to the Relevant Employees.

6.4	Incentive Schemes

6.4.1
The Seller has provided to the Purchaser copies of the rules and other documentation relating to all share incentive, share option, profit sharing, bonus or other incentive arrangements, including employee benefit trusts, relating to any Relevant Employees.

6.4.2
The Purchaser will not become liable for any social security contributions arising out of the grant, exercise or release of such awards, options and other incentive arrangements which are not fully provided for in the Accounts.

6.4.3
In respect of all share incentive, share option, profit sharing, bonus or other incentive arrangements, including employee benefit trusts, relating to any Relevant Employees, the Seller has properly complied with all applicable statutory requirements or other equivalent withholding system and social security contributions including making such deductions as are required by law from all payments made or deemed to be or treated as made by it or on its behalf and by duly accounting to the relevant Tax Authority for all sums so deducted and for all other amounts for which it is required to account under applicable law, social security contributions or other equivalent withholding systems.

6.4.4
The Purchaser is not and will not become liable to pay any amount (other than Tax) to any employee benefit trust operating in conjunction with any share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any Relevant Employees.

6.5	Pensions
There is not (and has never been) in operation, and no proposal has been announced to enter into or establish, any agreement or arrangement pursuant to which any member of the Seller’s Group makes, has ever made or could become liable to make, any payment or contribution for providing retirement, death, disability or life assurance benefits for the benefit of a Relevant Employee or a Relevant Employee's dependants. No proposal has been announced to establish any other scheme or arrangement for providing any such benefits, and no member of the Seller’s Group provides, or has indicated any intention to provide, any such benefits.

7	Legal Compliance

7.1	Licences and Consents

7.1.1
All material licences, consents and authorisations necessary for the carrying on of the Business as now carried on (“Licences”), copies of which are attached to the Disclosure Letter, have been obtained are not limited in duration, are in full force and effect and do not contain conditions which would hinder the ordinary and usual course of business.

7.1.2
To the best of the Seller’s knowledge, there is no investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation, modification or revocation of any Licence.

7.1.3	None of the Licences have been breached or are likely to be suspended, modified or revoked or not renewed (whether as a result of the entry into or completion of this Agreement or otherwise).

7.2	Compliance with Laws

7.2.1
The Seller is conducting, and has conducted, the Business in compliance with all material laws, material bye-laws and material regulations and the Seller is not, nor has been, in breach of any such material laws, bye-laws and regulations.

7.2.2
To the best of the Seller’s knowledge, there is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or anticipated against the Seller.

7.2.3
The Seller has not received in the past three years any notice or other communication (official or otherwise) from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to an alleged, actual or potential violation and/or failure to comply with any such applicable material law, bye-law or regulation, or requiring it to take or omit any action.

7.2.4
The Seller has not received in the past three years any notice or other communication from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to its account opening processes and there is and has not been any alleged, actual or potential violation and/or failure to comply with any such applicable material law, bye law or regulation in relation to the account opening processes of the Business.

7.2.5
The Seller has not received any notice or other communication, and no notice or other communication has been given, from any court, tribunal, arbitrator, governmental agency or regulatory body in relation to enforcement action being taken to restrict access to the websites comprised in the Business Assets in any jurisdiction in which the Business is or was conducted in the past three years.

7.3	Anti-Corruption Laws
Neither the Seller nor any of its directors, officers or employees, , nor any other person acting on the Seller’s behalf has engaged in any activity or conduct that has resulted or will result in a violation of:

7.3.1	any Anti-Corruption Laws; or

7.3.2
any applicable laws relating to economic or trade sanctions, including the laws or regulations implemented by the Office of Foreign Assets Controls of the United States Department of the Treasury and any similar laws or regulations in other jurisdictions.

8	Litigation

8.1	Current Proceedings
The Seller is not (nor is any person for whose acts or defaults the Seller may be vicariously liable) involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business).

8.2	Pending or Threatened Proceedings
No such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration is pending or, to the best of the Seller’s knowledge, threatened by or against the Seller.

8.3	Circumstances Likely to Lead to Claims
To the best of the Seller’s knowledge, there are no investigations, disciplinary proceedings or other circumstances likely to lead to any such claim or legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration.

8.4	No Court Orders etc.
Neither the Seller nor the Business is subject to any continuing injunction, judgment or order of any court, arbitrator, governmental agency or regulatory body, nor in default under any order, licence, regulation or demand of any governmental agency or regulatory body or with respect to any order, suit, injunction or decree of any court.

9	Insurance

9.1	Particulars of Insurances
All of the Business Assets of the Seller which are capable of being insured have at all material times been and are insured to the full replacement value thereof against any risks normally insured against by companies carrying on similar businesses or owning assets of a similar nature.

9.2	Details of Policies
In respect of the insurances referred to in paragraph 9.1:

9.2.1	all premiums have been duly paid to date;

9.2.2	all the policies are in full force and effect;

9.2.3
to the best of the Seller’s knowledge, no act, omission, misrepresentation or non-disclosure by or on behalf of the Seller has occurred which makes any of these policies void, voidable or unenforceable;

9.2.4	to the best of the Seller’s knowledge, no circumstances have arisen which would render any of the policies void or unenforceable for illegality or otherwise;

9.2.5	there has been no breach of the terms, conditions and warranties of any of the policies that would entitle insurers to terminate any policy; and

9.2.6	there are no special or unusual limits, terms, exclusions or restrictions in any of the policies.

9.3	Insurance Claims

9.3.1	Details of all insurance claims made during the past three years are contained in the Data Room.

9.3.2	No insurance claim is outstanding and, to the best of the Seller’s knowledge, no circumstances exist which are likely to give rise to any insurance claim.

9.4	Claims Refused
In the past three years, no claim has been refused or settled below the amount claimed.

10	Tax

10.1
The Seller has duly and timely (taking into account any valid extensions) filed, or caused to be filed, all Tax returns that relate to the Business Assets (including any income derived therefrom) required to be filed by it (or on its behalf) and all such Tax returns were true, correct and complete in all material respects. All Taxes relating to the Business Assets (including any income derived therefrom) due and owing by the Seller have been timely paid or, where payment is not yet due, the Seller has made an adequate provision for such Taxes.

10.2
The Seller has not received any claim made by a Tax Authority in a jurisdiction where the Seller does not file Tax returns that the Seller is or may be subject to taxation by that jurisdiction in relation to the Business Assets or any income derived therefrom.

10.3
There is no Tax deficiency relating to the Business Assets or any income derived therefrom outstanding, assessed or proposed in writing against the Seller, nor has the Seller executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

10.4
No Tax audit, action, suit, proceeding, investigation or claim is now pending or, threatened against the Seller, by any Tax Authority in connection with any Tax returns filed by the Seller or with respect to its assets or income that relate to the Business Assets.

10.5
There are no Tax rulings, requests for rulings or closing agreements relating to the Taxation of the Business Assets that could reasonably be expected to affect the Purchaser’s liability for Taxes with respect to the Business Assets for any period after the Closing Date. The Seller has provided to the Purchaser complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Seller and relating to Taxes with respect to the Business Assets (including any income derived therefrom) for all taxable periods for which the statute of limitations has not yet expired.

10.6
The Seller’s has not filed Tax returns in any jurisdiction outside the United States as a result of having a permanent establishment or other place of business in that jurisdiction related to the Business Assets.

10.7
The Seller has complied with all Laws relating to the payment and withholding of Taxes (to the extent relating to the Business Assets or any income derived therefrom) and has duly and timely withheld and paid over to the appropriate Tax Authority all amounts required to be so withheld and paid under applicable laws.

10.8	There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the Business Assets.

11	Important Business Issues Since the Accounts Date

11.1	Since the Accounts Date, the Seller has conducted the Business in all material respects in the ordinary and usual course.

12	Disclosure of Information
Accuracy and Adequacy of Information Disclosed to the Purchaser

12.1
All information contained in the Data Room which has been made available by or on behalf of the Seller to the Purchaser or its respective agents, employees or professional advisers in the course of the negotiations leading to this Agreement or in the course of any due diligence carried out by or on behalf of the Purchaser prior to entering into this Agreement was when given and (save to the extent the same has been supplemented, suspended or updated by a more recent version) remains true, accurate and not misleading in all material respects and the Seller is not aware of any fact or matter or circumstance not disclosed in writing to the Purchaser which renders any such information untrue, inaccurate or misleading in any material respect.

12.2
The historical data provided to the Purchaser concerning visitor and subscriber numbers, recruitment rates (including numbers of subscribers converted to trading accounts), recruited account value, attrition rates of recruited accounts and geographical spread of recruited accounts, in each case, relating to the Business, is representative of the current performance of the Business.

13	General

13.1
The Seller is validly existing, duly incorporated in the state of Delaware and in good standing under the laws of each of the jurisdictions in the U.S. which have been disclosed to the Purchaser and which are the only jurisdictions in the U.S. in which the operation of the Business or the character of the properties owned, leased or operated by the Seller in connection with the Business makes such qualifications.

13.2	The Seller has the requisite power, right and authority to enter into and to perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

13.3
The Seller has taken all corporate action required by it to authorise it to enter into and to perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

13.4	The documents referred to in paragraph 13.2 will, when executed, constitute valid and binding obligations on the Seller, in accordance with their respective terms.

14	Insolvency etc.

14.1
The Seller is: (a) solvent and able to pay its debts as they become due in the ordinary and usual course of business; (b) not subject to any unsatisfied judgments or orders against it which affect its right to sell the Business; and (c) the Seller has assets (calculated at fair market value) to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of the Purchaser or the Seller. In connection with the transactions contemplated hereby, the Seller has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

14.2
The Seller has not proposed any arrangement of any type with its creditors or any group of creditors whether by court process or otherwise under which such creditors shall receive or be paid less than the amounts contractually or otherwise due to them.

14.3
Neither the Seller nor any director, secretary or creditor of the Seller has presented any petition, application or other proceedings for administration, creditors’ voluntary arrangement or similar relief by which the affairs, business or assets of the Seller are managed by a person appointed for the purpose by a court, governmental agency or similar body, or by any director, secretary or creditor or by the company itself, nor has any such order or relief been granted or appointment made.

14.4
No order has been made, petition or application presented, resolution passed or meeting convened for the purpose of winding-up the Seller or whereby the assets of the Seller are to be distributed to creditors or shareholders or other contributories of the Seller.

14.5
No arrangement, procedure, step, order, petition, application, resolution or meeting, analogous to those described at paragraphs 14.2 to 14.4, has occurred, commenced or been taken or made in any jurisdiction.

14.6
No receiver (including an administrative receiver), liquidator, trustee, administrator, supervisor, nominee, custodian or any similar or analogous officer or official in any jurisdiction has been appointed in respect of the whole or any part of the business or assets of the Seller nor has any step been taken for or with a view to the appointment of such a person nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made.

14.7	No creditor of the Seller has taken any steps to enforce, or has enforced, any security over any of the Business Assets.

14.8	The Seller has not received written notice that it is in default of any of its obligations in relation to any of the financial facilities.

14.9	The Seller has not by reason of actual or anticipated financial difficulties commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.